UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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CONNECTICUT WATER SERVICE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413
March 29, 2019
Dear Shareholder:
You are cordially invited to the Annual Meeting of Shareholders of Connecticut Water Service, Inc., ("CWS") scheduled to be held on Thursday, May 9, 2019, at the Madison Beach Hotel, 94 W. Wharf Road, Madison, Connecticut, beginning at 2:00 P.M.
At the meeting, you will be asked to: (1) elect three Directors; (2) provide the Board with your advisory vote on the Company's executive compensation program; and (3) ratify the appointment of our Independent Auditors.
The Board of Directors unanimously recommends that you vote FOR the election of the Board's nominees for election as Directors; FOR the advisory vote on the Company's executive compensation program; and FOR the ratification of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm.
In addition to the specific matters to be voted on, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest to shareholders. Important information is contained in the accompanying Proxy Statement, which you are urged to carefully read.
It is important that your shares are represented and voted at the meeting, regardless of the number of shares you own or whether you plan to attend. You will find details on how to vote contained later in this proxy statement as well as contact information should you have questions about how to vote your shares. Accordingly, please vote by mail, telephone, or Internet.
It is also very helpful to us if you would call and let us know if you plan to attend the Annual Meeting. To RSVP, please call 860-664-6231, and provide your name, address, and telephone number. Directions to the Annual Meeting are printed on the back of the Proxy Statement and are available on the Company’s website. Your Board and Executive Officers look forward to personally meeting you.
Your interest and participation in the affairs of your Company are appreciated.
Sincerely,
DAVID C. BENOIT
President and Chief Executive Officer

CONNECTICUT WATER SERVICE, INC.
Notice of Annual Meeting of
Shareholders and Proxy Statement
May 9, 2019
The Annual Meeting of Shareholders of Connecticut Water Service, Inc. will be held on Thursday, May 9, 2019, at the Madison Beach Hotel, 94 W. Wharf Road, Madison, Connecticut 06443, beginning at 2:00 PM for the following purposes:

1.	To elect three (3) Class I Directors to serve for terms expiring in 2022;

2.	To approve a non-binding advisory resolution regarding the approval of the compensation of our Named Executive Officers;

3.	To ratify the appointment by the Audit Committee of Baker Tilly Virchow Krause, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4.	To transact such other business as may properly come before the meeting.

Only holders of the Company’s Common Stock of record at the close of business on March 12, 2019 are entitled to vote at this meeting.
Shareholders are cordially invited to attend the meeting in person.
By order of the Board of Directors,
KRISTEN A. JOHNSON
Vice President, Human Resources and Corporate Secretary
Shareholders can help avoid the necessity and expense of follow-up letters to ensure that a quorum is present at the Annual Meeting by promptly voting their shares.
YOU CAN VOTE IN ONE OF FOUR WAYS:

:	Visit the website listed on your proxy card to vote VIA THE INTERNET

)	Call the telephone number on your proxy card to vote BY TELEPHONE

*	Sign, date and return your proxy card in the enclosed envelope to vote BY MAIL

m	Attend the meeting to vote IN PERSON

Shareholders are invited to visit the Corporate Governance section of our website at https://ir.ctwater.com/governance/governance-information/default.aspx or www.proxyvote.com until 11:59 P.M. on May 8, 2019 to vote your shares. Please note, if you choose to vote at www.proxyvote.com, you will need the 12 digit control number from the proxy card to view the proxy materials.

Connecticut Water Service, Inc.
Proxy Statement
2019 Annual Meeting of Shareholders
General Information and Voting of Shares
This Proxy Statement is furnished by and on behalf of the Board of Directors (the “Board”) of Connecticut Water Service, Inc. (the “Company”, "we", "us", "our") for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Madison Beach Hotel, 94 W. Wharf Road, Madison, Connecticut, at 2:00 P.M., on May 9, 2019. In that regard, this Proxy Statement, the Company’s 2018 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K are being made available via the Internet or mailed to our record and beneficial shareholders on or about March 29, 2019. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials at www.proxyvote.com.
In addition to this solicitation by mail, Officers and regular employees of the Company may make solicitations by telephone, mail, or personal interviews and arrangements may be made with banks, brokerage firms, and others to forward proxy material to their principals. The Company has retained Morrow Sodali LLC to assist in the solicitation of proxies at an estimated cost of $7,000 plus expenses, which will be paid by the Company.

Frequently Asked Questions
What is the purpose of the Annual Meeting of Shareholders?
Shareholders are asked to consider and vote upon:

1.	To elect three (3) Class I Directors to serve for terms expiring in 2022;

2.	To approve a non-binding advisory resolution regarding the approval of the compensation of our Named Executive Officers; and

3.	To ratify the appointment by the Audit Committee of Baker Tilly Virchow Krause, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
How is a quorum determined for the Annual Meeting?
Under Connecticut law, holders of our Common Stock may take action on a matter at the Annual Meeting only if a quorum exists with respect to that matter. With respect to each of Proposals, Numbers 1, 2 & 3, a majority of the votes entitled to be cast on each matter by holders of our Common Stock will constitute a quorum for action on that matter. For this purpose, only shares of our Common Stock held by those persons present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the Company as provided herein will be considered to be represented at the Annual Meeting. All shares of our Common Stock represented at the Annual Meeting will be counted for quorum purposes without regard to abstentions or broker non-votes as to any particular item.
Who is entitled to vote?
Holders of the Company’s Common Stock of record at the close of business on March 13, 2019 are entitled to notice of and to vote at the Annual Meeting. On March 1, 2019, the Company had 12,060,524 shares of Common Stock (not including 99,476 Common Stock equivalent shares awarded under the Company's 1994 (as amended and restated in 2002), 2004 and 2014 Performance Stock Programs ("PSP")) entitled to vote. Each share of Common Stock is entitled to three votes on all matters coming before the Annual Meeting.
What is the difference between holding shares as a shareholder of record and in “street name”?
86 percent of the Company's shareholders hold their shares in “street name.” “Street name” refers to the predominant form of public company share ownership in the United States, whereby investors indirectly own, through banks, brokers and other intermediaries, the companies’ publicly-traded shares. Under Connecticut law, only the legal owners of stock on the record date are entitled to vote shares or grant proxies in connection with a shareholder meeting. Some of the key differences between these forms of ownership are described below.
Shareholder of record — If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, you are considered the shareholder of record, and these proxy materials are being sent directly to you by an agent on behalf of the Company. You have the right to grant your voting proxy to the Company, or to vote in person at the Annual Meeting. You may vote by any of the methods described below.

Owning shares in “street name” — If your shares are held in a securities brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered to be the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares and are invited to attend the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee on how to vote your shares.
How do I vote?
Shareholders of record and most shareholders holding shares in “street name” can vote in any of the following ways:
(1) You can vote through the Internet: Available to shareholders of record and through most brokers or nominees by going to the website listed on your proxy card or voting instruction card. You will need to follow the instructions on your proxy card, voting instruction card and the website.
(2) You can vote by telephone: Available to shareholders of record and through most brokers or nominees by calling the toll-free number on your proxy card or voting instruction card. You will need to follow the instructions on your proxy card or voting instruction card and follow the voice prompts.
(3) You can vote by mail: Available to shareholders of record and through brokers or nominees who received printed copies of proxy materials by signing, dating and returning your printed proxy card or voting instruction card in the enclosed postage-paid envelope provided.
(4) You can vote in person at the Annual Meeting: Shareholders of record may deliver their completed proxy card in person at the Annual Meeting of Shareholders or by completing a ballot available upon request at the meeting. Shareholders owning shares in “street name” must obtain a “legal proxy” from the holder of record in order to vote in person at the meeting.

If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote by telephone or the Internet, you do not need to return your proxy card.
Can I change my vote?
Yes. You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a later-dated proxy, submitting a later vote by telephone or the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously-granted proxy to be revoked, unless you specifically request it. You may change your proxy instructions for shares in “street name” by submitting new voting instructions to your broker or nominee.
How is my vote counted?
If you vote on a director nominee or on one or more of the other Proposals described herein by selecting one of the options available on the proxy card or via Internet or telephone voting methods, the proxy will be voted as you have specified. However, if you do not specify your intentions on a director nominee or on one of the other Proposals described herein then your vote will be counted FOR election of that director nominee or FOR the other Proposals described herein.
What is a broker non-vote?
If your shares are held in “street name,” you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any Proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of establishing a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).
If you are a beneficial owner whose shares are held on the record date by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares only on the ratification of the appointment of Baker Tilly Virchow Krause, LLP even if the broker does not receive voting instructions from you. Important Information: An important change became effective in 2011 regarding broker non-votes and votes on executive compensation and certain other matters due to Dodd-Frank legislation. These rules do not permit brokers to vote on the advisory votes for executive compensation and other non-routine Proposals if the broker has not received instructions from its customer, the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares on these very important Proposals:

•	The election of three (3) Class I Directors to serve for terms expiring in 2022; and
•The non-binding advisory resolution regarding approval of the compensation of our Named Executive Officers.

We recommend that you contact your broker to assure that your shares will be properly voted.
Regardless of how you choose to vote, your interest in the affairs of Connecticut Water Service, Inc. is important and we encourage you to vote promptly on each of these very important Proposals.
How will abstentions and broker non-votes be counted?
All shares of Common Stock represented at the Annual Meeting will be counted for quorum purposes without regard to broker non-votes and abstentions. Broker non-votes and proxies marked to abstain or withhold from voting with respect to any Proposal to be voted upon at the Annual Meeting generally are not considered for purposes of determining the tally of votes cast for or against such Proposal and, therefore, will not affect the outcome of the voting with regard to any Proposal presented at the Annual Meeting.
What vote is needed to elect the three nominated Directors in 2019?
Under Connecticut law, the election of Directors requires a plurality of the votes cast by the holders of shares present in person or by proxy and voting at the Annual Meeting. Proxies may be voted only for the number of the nominees named by the Board of Directors.
What vote is needed to approve the non-binding advisory resolution regarding the compensation of our Named Executive Officers?
Under Connecticut law, the approval of the non-binding advisory resolution regarding the compensation of our Named Executive Officers requires that the votes cast in favor of the Proposal exceed the number of votes cast against the Proposal.

What vote is needed to ratify the Audit Committee’s appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for 2019?
Under Connecticut law, the ratification of the appointment by the Audit Committee of Baker Tilly Virchow Krause, LLP requires that the votes cast in favor of the ratification exceed the number of votes cast against the ratification.

What are the voting recommendations of the Board?
For the reasons set forth below and in more detail later in this Proxy Statement,
THE BOARD RECOMMENDS THAT YOU VOTE YOUR SHARES AS FOLLOWS:

1.	FOR the election of three (3) Class I Directors to serve for terms expiring in 2022;

2.	FOR the non-binding advisory resolution regarding the approval of the compensation of our Named Executive Officers; and

3.
FOR the ratification of the appointment by the Audit Committee of Baker Tilly Virchow Krause, LLP, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.

The Board does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in these Proposals and the Notice of Annual Meeting of Shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.
Who counts the votes?
Representatives of Broadridge Financial Solutions, Inc. will tally the votes and certify the results.
When and how will the voting results be published?
We will announce the preliminary voting results at the Annual Meeting of Shareholders and in a press release, and will file a Current Report on Form 8-K containing the final voting results with the SEC within four business days of the Annual Meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

PROPOSAL (1) — THE ELECTION OF THREE (3) CLASS I DIRECTORS TO SERVE FOR TERMS EXPIRING IN 2022

Currently the Company’s Amended and Restated Certificate of Incorporation provides for a Board of no less than nine or no more than fifteen Directors, the exact number of directorships to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors. The Directors are divided into three classes, I, II and III, as nearly equal in number as practicable, with members to hold office until their successors are elected and qualified. Each class is to be elected for a three-year term at successive annual meetings.

Connecticut Water Service, Inc.'s regulated water utility companies, Connecticut Water Company ("Connecticut Water"), The Avon Water Company ("Avon Water"), The Heritage Village Water Company ("Heritage Village Water") and Maine Water Company ("Maine Water") are committed to delivering life sustaining, high-quality water service to families and communities while providing a fair return to the Company's shareholders. The Company's Directors are committed to this critical mission and work diligently to identify and recruit high-quality individuals to represent our shareholders. A cornerstone in selecting effective Directors is setting relevant qualifications for the current and future needs of the Board and Company.

Director Qualifications
Directors are responsible for overseeing the Company's business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Board that are applicable to all Directors and that there are other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. Generally, the Corporate Governance Committee reviews both the short and long-term strategies for the Company, the Board's succession planning outcomes and director education and development results to determine what current and future skills and experience are required of the Board in exercising its oversight function.

Qualifications for All Directors
In its assessment of each potential candidate, the Corporate Governance Committee considers the potential nominee's judgment, integrity, experience, independence, understanding of the Company's business or other related industries and such other factors as the Corporate Governance Committee determines are relevant in light of the current needs of the Board. The Corporate Governance Committee also takes into account the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities to the Company. The Board and the Corporate Governance Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate critical thinking, familiarity with and respect for corporate governance requirements and practices, clear business ethics, an appreciation for diversity and a commitment to sustainability. In addition, the Board conducts interviews of potential director candidates to assess intangible qualities, including the individual's ability to ask critical, perceptive questions and simultaneously, to work collegially. The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

The Board has fixed the number of directorships for the ensuing year at nine. The Corporate Governance Committee recommended, and the Board selected, three nominees for election, Ms. Heather Hunt, Mr. David C. Benoit and Ms. Kristen A. Johnson, as Class I director nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. If elected, each Class I director nominee will serve a three-year term of office that will expire at the Annual Meeting of Shareholders in 2022. Ms. Hunt, Mr. Benoit and Ms. Johnson have consented to being named in this Proxy Statement and will serve as Directors, if elected. Class II Directors, Ms. Hanley, Mr. Forde and Ms. Wolf will be up for reelection in 2020 and the terms for Class III Directors, Ms. Thibdaue, Ms. Wallace and Mr. Hunter, will expire in 2021.

The following table summarizes the key qualifications, skills and attributes that each of the Board and Corporate Governance Committee looks for in its current Directors and director nominees collectively to serve the needs of the Company and shareholders.

Director Name	H. Hunt	C. P. Wallace	L. J. Thibdaue	M. A. Hanley	R. H. Forde	B. A. Hunter	E. C. Wolf	D.C. Benoit	K. A. Johnson
Years on Board	13	16	19	20	5	4	4	1	1
Executive Leadership		✓			✓	✓	✓	✓	✓
Finance/Capital Management		✓	✓		✓	✓	✓	✓	✓
Financial Expertise/Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓
Investments					✓	✓	✓	✓
Utility Industry/Regulatory	✓		✓				✓	✓	✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓
Government Relations	✓	✓	✓	✓				✓
Executive Compensation		✓	✓		✓		✓	✓	✓
Public Affairs & Communications	✓		✓	✓			✓
Legal	✓			✓
Risk Management	✓	✓	✓	✓	✓	✓	✓	✓	✓

Snapshot of 2019 Director Nominees

Our director nominees bring a balance of relevant skills to our boardroom, exhibiting an effective mix of diversity, experience and perspective:

Unless otherwise directed, it is intended that the enclosed proxy will be voted for the election of Director Nominees Hunt, Benoit and Johnson. If any nominee is unable or declines to serve, the persons named in the proxy may vote for some other person(s). The biographies of each of the nominees and continuing Directors in the following chart contains information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the specific experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a Director for the Company in 2019.

Class I — Director Nominees for Election at the Annual Meeting to Serve for Terms Expiring in 2022
(age at 2019 Annual Meeting)

**Heather Hunt**
**Age 53**

Ms. Hunt has been a director since 2006. She serves as an Executive Director of the New England States Committee on Electricity since January 2009. From October 2003 through December 2008 she was an attorney and had a regulatory law practice in Connecticut. From 2001 to 2003, Ms. Hunt was Director of State and Local Government Affairs at United Technologies Corporation and before that she was with the Southern Connecticut Gas Company in regulatory and public policy capacities, ultimately serving as Vice President. Ms. Hunt served as a Commissioner of the Maine Public Utility Commission from October 1995 through May 1998 and as a Commissioner of the Connecticut Department of Public Utility Control from October 1993 through July 1995. Ms. Hunt is also the founder and president of Live On Organ Donation, Inc., a non-profit. Ms. Hunt is Vice Chair of the Living Donor Committee of the United Network for Organ Sharing, the non-profit organization that manages the nation's organ transplant system under contract with the federal government. Ms. Hunt received a B.A. in Politics from Fairfield University, before receiving a JD from Western New England College School of Law. Skills, qualifications and attributes: Utility Industry/Regulatory; Strategic Planning; Corporate Governance; Government Relations; Public Affairs & Communications; Legal; Risk Management; and Financial Expertise/Literacy.

**David C. Benoit**
**Age 62**

Mr. Benoit has been the President and Chief Executive Officer of the Company since March 2018, and had served as Interim President and Chief Executive Officer since September 2017. He had served as the Senior Vice President, Finance Chief Financial Officer and Treasurer since 1996. Mr. Benoit held positions at Northeast Utilities and Yankee Gas prior to joining the Company in April 1996. He is a graduate of Central Connecticut State University and has a MBA from the University of Hartford. He is also a Certified Public Accountant. Mr. Benoit has 33 years of experience in the regulated utility industry. His experience and leadership as Chief Executive Officer as well as Senior Vice President, and Chief Financial Officer at the Company provides him with intimate knowledge of the industry, the company and its operations. Skills, qualifications and attributes: Executive Leadership; Finance/Capital Management; Financial Expertise/Literacy; Utility Industry/Regulatory; Strategic Planning; Corporate Governance; Government Relations; Executive Compensation; and Risk Management.

**Kristen A. Johnson**
**Age 53**

Ms. Johnson has served as the Vice President of Human Resources and Corporate Secretary of the Company since 2007 and 2010, respectively. Prior to joining Connecticut Water Service, Inc., she served as Senior Vice President, Human Resources, Organizational Development and Administrative Services Officer at Rockville Financial, Inc. ("RCKB") from 1996 to 2007. Ms. Johnson is a director for United Financial Bancorp, Inc. ("UBNK") and its predecessor company since 2010, serving as the Chairman of the Compensation Committee since 2011 and also as a member of the Governance and Executive Committees. Ms. Johnson received a Bachelor of Arts degree from Elms College and earned a Master's degree from American International College in Human Resources Development. She is a Certified Compensation Professional. Skills, qualifications and attributes: Executive Leadership; Finance/Capital Management; Financial Literacy; Utility Industry Experience; Strategic Planning; Corporate Governance; Executive Compensation; and Risk Management.

**THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL (1)**

Class II - Directors Continuing in Office Whose Term Will Expire in 2020
(age at 2019 Annual Meeting)

**Mary Ann Hanley**
**Age 62**

Ms. Hanley has been a director since 1999. She has served as Assistant to the President of St. Francis Hospital and Medical Center, part of Trinity Health New England, as Director of the Valencia Society, the endowment fund for the hospital and as liaison for government and community alliances. From January 1995 to February 1998 she was Legal Counsel to the Governor's Office, State of Connecticut and then served as Director of the State's Office for Workforce Competitiveness from 1999 - 2010. Ms. Hanley's 15 plus years of direct interaction with the Connecticut General Assembly, executive branch agencies and the state's Congressional delegation gives her expertise on the inner workings of both the state and federal governments. Ms. Hanley received a B.A. from UCONN, Trinity College and a Master's in Public Policy from UCONN School of Law. She currently serves as the Chair of the Board of Oak Hill School, the largest private non-profit provider of services for people with disabilities in Connecticut. Skills, qualifications and attributes: Financial Expertise/Literacy; Strategic Planning; Corporate Governance; Government Relations; Public Affairs & Communications; Legal; Risk Management.

**Richard H. Forde**
**Age 65**

Mr. Forde has been a director since 2013. He brings financial and leadership experience to the Company's Board. Prior to his retirement in 2012, his career at Cigna Corporation spanned 35 years with the last eight years as Senior Vice President and Chief Investment Officer. He was responsible for the performance of more than $23 billion in corporate portfolio and defined pension plan assets and oversaw Cigna Corporation's 401(k) plan. In 2017, he became a Trustee of the Allianz Variable Insurance Products Trust and serves on the Trust's Investment Committee. Mr. Forde received a B.A. in Economics from Bates College, before receiving an MBA in Finance, Accounting and Management Policy from Northwestern University. He recently served five years on the Board of Bates College. Skills, qualifications and attributes: Executive Leadership; Finance/Capital Management; Financial Expertise/Literacy; Investments; Executive Compensation; Strategic Planning; Corporate Governance; Risk Management.

**Ellen C. Wolf**
**Age 65**

Ms. Wolf has been a director since 2015. Ms. Wolf served as Senior Vice President and Chief Financial Officer of American Water Works Company, Inc., the largest investor owned U.S. water and wastewater company, from 2006 until her retirement in 2013. Previously, Ms. Wolf served as Senior Vice President and Chief Financial Officer of Centrus Energy (formerly USEC, Inc.) from 2003 until 2006 and as Vice President and Chief Financial Officer of American Water Works from 1999 to 2003. From 2008 to 2016, Ms. Wolf served as a director of Airgas, Inc., and since 2013 has served as a director of Premier, Inc. and InfraREIT, LLC. Ms. Wolf also currently serves as Vice Chair on the Board of The Philadelphia Zoo. She received a B.A. from Duke University and an MBA from University of Pennsylvania, The Wharton Graduate School. Ms. Wolf was selected to serve as a director because of her qualifications in the water and wastewater industry, her financial expertise and background in accounting, finance and business development as well as her public company board experience. Skills, qualifications and attributes: Financial Expertise/Literacy; Executive Leadership; Finance/Capital Management; Investments; Utility Industry/Regulatory; Strategic Planning; Corporate Governance; Executive Compensation; Public Affairs & Communications; Risk Management.

Class III — Directors Continuing in Office Whose Terms Will Expire in 2021
(age at 2019 Annual Meeting)

CORPORATE GOVERNANCE
In 2018, the Company’s Board met twenty-one times, including fourteen telephonic meetings, and conducted eighteen executive sessions of the Independent Directors without management present. In addition, the Board maintains a number of standing committees described below under the heading “Board Committees and Responsibilities.” Neither Mr. Benoit, President & CEO nor Ms. Johnson, VP, Human Resources and Corporate Secretary of the Company served on any of the Board's Committees in 2018. All Directors attended at least 98% of the Company’s Board and committee meetings of which he or she was a member. All sitting Directors attended the 2018 Annual Meeting of Shareholders. Directors are expected, but not required, to attend the 2019 Annual Meeting of Shareholders.
Good Governance Practices
Our Board is committed to maintaining strong and sustainable corporate Environmental, Social and Governance programs and practices. As such, we continuously review our practices to ensure effective collaboration of management and the Board, adoption of programs that promote positive corporate citizenship and protect the environment. Following are highlights:

Good Governance Practices

•	As of January 17, 2019, the Company amended its Insider Trading Policy to include an anti-pledging policy;

•	Our Board has an Independent Chairman;

•	Seven (7) of the Board’s Directors are Independent;

•	The Board has adopted and published Committee Charters (Charters are available at https://ir.ctwater.com/governance/governance-information/default.aspx);

•	The Board conducts an annual self-evaluation and a review of Board Independence;

•	The Board Committees conduct annual self-evaluations that are reviewed by the Corporate Governance Committee and the Board of Directors;

•
New Directors participate in an orientation program and receive a "Current State" briefing before their first Board Meeting. They also participate in the Director education and development program immediately in their first year to hone critical skills and gain relevant information on emerging topics; and

•	Executive sessions of the Independent Directors are held at each regularly scheduled Board meeting.

Risk Management and Compensation

•	Our Code of Conduct and Insider Trading Policy prohibit inappropriate trading activities including hedging and pledging (see page 46 for details);

•	Our Board actively oversees the Company’s risk management practices and fosters a culture of risk awareness;

•	We have stock ownership and stock retention guidelines for our executives and Directors to further align their interests with the interests of shareholders;

•	Our Board is actively engaged in managing talent and long-term succession for the executives and Key Seat leaders;

•	Our Board reviews its own succession plans and tracks opportunities for education and development semi-annually;

•	We have policies and practices to align executive compensation with long-term shareholder interests;

•	An executive compensation clawback policy was adopted by the Board in 2014; and

•	There is no automatic enhancement of executive compensation upon a change-in-control.

Environmental and Social Responsibility

•	We have achieved gender parity on our Board of Directors. Women constitute 67% of members on our Board;

•
We have an active Corporate Responsibility Committee that reports out to our Board of Directors on their mission to foster socially responsible programs and policies; enhance environmental stewardship, sustainability, and asset management; and consolidate the company’s efforts to conduct our business affairs as a responsible corporate citizen; and

•	We publish the results of our Corporate Responsibility Committee’s efforts in our Corporate Sustainability Report on our website (https://ir.ctwater.com/overview/default.aspx.)

Assessment of Board and Committee Performance
The Board and its Committees each conduct a self-evaluation at least annually. Our processes enable Directors to provide anonymous and confidential feedback, which is then reviewed and addressed by the Corporate Governance Committee and then by the Independent Directors. The results are discussed by the Board in an executive session led by the Board Chairman and the Chairman of the Corporate Governance Committee and also with members of management in order to promote the effectiveness of the Board and each Committee. The Board also reviews the Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board, each of its Committees and the Chairman of the Board.
Board of Director Succession Planning
Our Board has a robust, year-round, director succession planning process designed to provide for a highly independent, well qualified Board, with the diversity, experience and background to be effective and to provide strong oversight. Our Board consistently evaluates the needs of the Company and seeks to add new skills and perspectives to the Board compliment as necessary to best position the Company to navigate through a constantly changing landscape.
Board Leadership Structure
The Board does not have a specific policy regarding the separation of the Chairman and CEO roles as it believes it is in the Company’s best interest to make that determination from time to time based on the position incumbent, direction of the Company and the membership of the Board. Upon the resignation of the Former Chairman and CEO, in September 2017, our Board thoughtfully debated the merits of continuing to support a combined Chairman and Chief Executive Officer role. Ultimately, the Board determined that it was in the best interests of the Company to appoint a non-executive Chairman and named Carol P. Wallace, former Lead Independent Director, to serve in this capacity. The Board believes that adopting a leadership structure with separate Chairman and CEO positions is appropriate for the Company at this time allowing Mr. Benoit, the President and CEO, to focus on the operation of our Company while the Chairman focuses on ensuring the independence of the Board in fulfilling its obligations to our Company and shareholders.
The Independent Chairman of the Board of Directors is responsible for providing governance and leadership to the Board, including helping to organize the Board’s work and ensuring that its members have information to effectively carry out their duties. Specifically, Ms. Wallace’s responsibilities include, among other things:

•	presiding over Board meetings and executive session of Independent Directors;

•	overseeing the adequacy of information available to directors;

•	coordinating feedback regarding issues discussed in executive session, as well as performance to the CEO;

•	facilitating effective communication between the Board and our shareholders, including presiding over the annual meeting and any special meetings of shareholders;

•	working with the CEO and Corporate Secretary to set Board meeting agendas;

•	providing advice and counsel to the CEO; and

•	any other matters that may arise consistent with these duties and effective corporate governance.

Board Role in Risk Oversight
The Board recognizes that the achievement of our strategic and operating objectives involves taking risks. The Board has oversight responsibility for the Company’s risk management framework, which is designed to identify, assess, prioritize, address, manage, monitor and communicate these risks across the Company’s operations, and foster a corporate culture of integrity and risk awareness. Consistent with this approach, one of the Board’s primary responsibilities is overseeing and interacting with management with respect to key aspects of the Company’s business, including risk assessment and risk mitigation of the Company’s top risks. In addition, the Board has tasked designated Committees of the Board with certain categories of risk management, and the Committees report to the Board regularly on these matters.
The Audit Committee reviews and assesses the guidelines and policies governing the Company’s risk management and oversight processes and assists the Board’s oversight of financial, legal, regulatory and cyber security risk and the Company’s compliance with its financial and ethics policies.
The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs and equity compensation plans, and performs the annual performance review of the CEO. For 2018, the Compensation Committee reviewed the Company’s compensation policies and practices and did not identify any policies or practices that are reasonably likely to have a material adverse effect on the Company (see page 46 for further information).
The Corporate Governance Committee is responsible for managing risks associated with management and board succession and development.
The Corporate Finance and Investments Committee manages risks associated with merger and acquisition transactions, financial matters including capital structure, financing and the issuance of securities, and investments related to the defined benefit, defined contribution, welfare, non-qualified deferred compensation and supplemental executive retirement plans.
In addition, throughout the year, the Board and the relevant Committees receive updates from management with respect to various Enterprise Risk Management issues and dedicates a portion of their meetings to reviewing and discussing specific risk topics in greater detail. The Company’s management engages with and reports to the Board of Directors and the relevant Committees on a regular basis to address Tier I and II risks identified through the enterprise risk management process.
The Board and its committees have direct and independent access to management. We believe this risk management framework is the most effective approach for addressing the risks that the Company faces. The existing Board leadership structure encourages communication between the Independent Directors and management, including those as a result of discussions between the Chairman of the Board and the CEO. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.
Board Role in Talent Management and Succession
The Board is actively engaged and involved in talent management, reviewing its succession and development strategy at least annually. The Corporate Governance Committee oversees the development and implementation of succession plans for the CEO and the executive Officers, including detailed review of the Company’s leadership talent bench and plans for key positions at the senior officer level. To assist the Board, the CEO annually provides the Board with an assessment of Officers and their potential and readiness to succeed to the position of CEO, developed in consultation with the Chair of the Corporate Governance Committee. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. In November 2018, the Board engaged in a development session led by high potential senior leaders in the Company. This session provided senior leaders with the opportunity to share their expertise with the Board and also allowed the independent members of the Board an opportunity to hear from and interact with potential future officer candidates. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

Board of Directors Education and Development
The Corporate Governance Committee maintains a Board education and development program that provides each sitting director the opportunity to enhance skills, broaden or deepen knowledge and hone leadership abilities. Each director is encouraged to invest time in their own development by attending one or more quality programs offered by nationally known and respected organizations.
Board Independence
The Company’s Common Stock is listed on the Nasdaq Global Select Market ("Nasdaq"). Nasdaq listing rules require that a majority of the Company’s Directors be “Independent Directors” as defined by Nasdaq corporate governance standards. As such, the Company's Board of Directors examines the independence of its members annually. In order for a Director to be considered Independent, the Board must determine that the Director has no material relationship with the Company or its affiliates, either directly or as a partner, shareholder or officer of an organization that has such a material relationship. At a minimum, a Director will not be considered Independent if, among other things, the Director:

1.	Has been employed by the Company or its affiliates in the current year or past three years;

2.
Has accepted, or has an immediate family member who has accepted, any compensation from the Company or its affiliates in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (except for board services, retirement plan benefits or non-discretionary compensation);

3.	Has an immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer;

4.
Has been or has an immediate family member who has been, a partner in, a controlling shareholder or an executive officer of any organization to which the Company made or from which it received, payments (other than those which arise solely from investments in the Company’s securities or under non-discretionary charitable contribution matching programs) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three fiscal years;

5.
Has been or has an immediate family member who has been employed as an executive of another entity where any of the Company’s executives serve or have served during the past three years on that entity’s compensation committee; and

6.
Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or an employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

The Board has determined that Directors Forde, Hanley, Hunt, Hunter, Thibdaue, Wallace, and Wolf are Independent Directors under Nasdaq listing rules. Mr. Benoit, President and CEO and Ms. Johnson, Vice President, Human Resources and Corporate Secretary of the Company, NEOs of the Company are not Independent Directors under the Nasdaq listing rules.
Board Committees and Responsibilities
The Board has established standing Audit, Compensation, Corporate Governance, and Corporate Finance and Investments Committees. All Committees have adopted written Charters, which are available on the Company’s website at https://ir.ctwater.com/governance/governance-information/default.aspx, or by contacting the Company at the address appearing on page 67. Mr. Benoit and Ms. Johnson, as Employee Directors of the Company, have not and will not be appointed to serve on any Board Committees.

2018 Board Committee Membership and Functions

Name	Audit		Compensation		Corporate Finance and Investments		Corporate Governance
Mr. Benoit**
Mr. Forde	m		m		m	*
Ms. Hanley	m						m	*
Ms. Hunt			m				m
Mr. Hunter					m		m
Ms. Johnson**
Ms. Thibdaue	m	*	m
Ms. Wallace			m	*	m		m
Ms. Wolf	m		m		m

*	Chairman
**	Employee Directors do not serve on Committees of the Board

| The Corporate Finance and Investments Committee | |
| --- | --- |
| In 2018, met thirteen times, including five telephonic meetings.<br><br>**Committee Members**<br>Richard H. Forde (Chair)<br>Bradford A. Hunter<br>Carol P. Wallace<br>Ellen C. Wolf<br><br>**Committee Members are all Independent Directors** | **Primary Responsibilities:**<br>• Advises the Board, as appropriate, regarding the Company's financial matters including financial policies and practices, capital structure, annual financing plans, restructuring, acquisitions and divestitures, and the issuance of securities;<br>• Serves as the fiduciary for the Company's Qualified Retirement Plans;<br>• Reviews the Pension Trust Fund and the Company's retirement plan, the Trust Fund and plan for post-retirement benefits, the 401(k) plan and the Supplemental Executive Retirement Program, including the determination of actuarial policies, investment guidelines and investment options, as appropriate; and<br>• Selects, retains, and replaces investment bankers, investment managers, actuaries and ERISA Counsel as it deems necessary.<br><br>**Independence**:<br>The Corporate Finance and Investments Committee is comprised entirely of directors who meet the independence requirements under the Nasdaq Listing Rules.<br><br>**Charter:**<br>The Corporate Finance and Investments Committee Charter is available on the Company's website at https://ir.ctwater.com/governance/governance-information/default.aspx. |

| The Corporate Governance Committee | |
| --- | --- |
| In 2018, met three times, including two telephonic meetings.<br><br>**Committee Members**<br>Mary Ann Hanley (Chair)<br>Heather Hunt<br>Bradford A. Hunter<br>Carol P. Wallace<br><br>**Committee Members are all Independent per the Nasdaq Listing rules** | **Primary Responsibilities:**<br>• Developing criteria and qualifications for selecting director candidates and identifying qualified candidates for membership on the Board and its Committees;<br>• Developing and recommending to the Board good corporate governance policies and practices;<br>• Developing and monitoring Board succession plans and overseeing the development of succession plans for the Company's CEO, executive officers and other key positions within the Company;<br>• Making recommendations to the Board concerning the composition, size, structure and activities of the Board and its Committees;<br>• Assessing and reporting to the Board on the performance and effectiveness of the Board and its Committees;<br>• Collaborating with the Compensation Committee, reviews and reports to the Board with respect to director compensation and benefits; and<br>• Reviewing the Company's Environmental Social Governance ("ESG") and other key public policy issues.<br><br>**Independence**:<br>The Corporate Governance Committee is comprised entirely of directors who meet the independence requirements under the Nasdaq Listing Rules.<br><br>**Charter:**<br>The Corporate Governance Committee Charter is available on the Company's website at https://ir.ctwater.com/governance/governance-information/default.aspx. |

The Board Nomination Process
The Corporate Governance Committee annually identifies director nominees based primarily on recommendations from management, Board members, shareholders, and other sources, such as water industry and state industry associations. All candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates. The Corporate Governance Committee recommends to the Board nominees that satisfy SEC and Nasdaq requirements and possess qualities previously outlined in the section titled "Director Qualifications" on page 4. The Corporate Governance Committee also considers the age and diversity of proposed nominees (broadly construed to mean a variety of opinions, perspectives, personal, and professional experiences and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics) in making its recommendations for nominees to the Board. The Board and the Corporate Governance Committee do not have a formal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that it is essential that diverse viewpoints are represented on the Board. In addition, the Corporate Governance Committee considers whether potential nominees live in the service regions of the Connecticut Water Company in sufficient numbers to satisfy the representation requirements of Connecticut General Statute 16-262a, and also evaluates other factors that it may deem are in the best interests of the Company and its shareholders such as:

•	A director should be highly accomplished in his or her respective field, with superior credentials and recognition;

•	A director should have expertise and experience relevant to the Company’s business, and be able to offer advice and guidance to the CEO based on that expertise and experience;

•	A director must have time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business;

•	A director should have demonstrated the ability to work well with others; and

•	A director should foster a high-performance culture of ethical governance and service to shareholders.
Based on the considerations described above, the Corporate Governance Committee nominated, the Board of Directors appointed and the shareholders elected Directors Thibdaue, Wallace and Hunter at the Annual Meeting of Shareholders in 2018.
The 2018 - 2019 Nomination Process
The Corporate Governance Committee met on September 20, 2018 to consider the re-nomination of Directors Hunt, Benoit and Johnson whose terms expire at the 2019 Annual Meeting of Shareholders. The Corporate Governance Committee reviewed the attendance, performance, skills and independence of these Directors, but determined to withhold the Corporate Governance Committee’s recommendation of these director nominees to the Board until its January 2019 meeting, in order to allow interested shareholders to make either (i) recommendations to the Corporate Governance Committee for director nominees to be considered by the Board for inclusion on the Company’s proxy card, or (ii) formal director nominations, which, pursuant to the Company’s Bylaws procedures (described in section titled “Shareholder Recommendations”), were due by January 10, 2019. The Corporate Governance Committee did not receive any formal director nominations from shareholders prior to that deadline. After consideration of all candidates, the Corporate Governance Committee recommended to the Board, and the Board approved, that the number of Board members should be set at nine and that Ms. Hunt, Ms. Johnson and Mr. Benoit as Class I Directors should be submitted to shareholders as the Company’s director nominees for 2019.
Shareholder Recommendations
The Company’s Bylaws allow nomination of Directors by any shareholder who is entitled to vote for the election of Directors at either the Annual Meeting of Shareholders or a special meeting where Directors are to be elected. Shareholder nominations must be received no later than January 11, 2020, which is 120 days prior to the first anniversary date of the prior year’s Annual Meeting of Shareholders or within 10 days of the mailing date of a Notice of Special Meeting, and must include the following:

•	name and address of person being nominated;

•	name and address of the shareholder making the nomination as they appear on the Company’s records, and the number and class of shares beneficially owned;

•
a representation that the nominating shareholder is entitled to vote at either the Annual Meeting of Shareholders or Special Meeting, and that the shareholder will attend the meeting in person or by proxy to place the nomination before shareholders;

•	a description of all understandings and agreements between the shareholder, the nominee and any other person or persons (naming such person or persons) in exchange for consideration of the nomination;

•	information regarding the nominee that would be required to be included in a Proxy Statement to be compliant with SEC rules; and

•	consent of the nominee that they would serve if elected.

The presiding officer at the meeting will determine if a shareholder nomination was made in accordance with the provisions of the Company’s Bylaws. If the officer determines that a nomination was not compliant with the Bylaws, he or she shall state so at the meeting and the nomination will be disregarded.
Mandatory Retirement
Under the Company's Bylaws, no director shall be eligible for election or re-election as a director of the Company after such director has attained the age of 70. As of the 2019 Annual Meeting of Shareholders, no Directors are required to retire from the Board under this policy.

Stock Ownership
On January 19, 2017, upon recommendation of the Compensation Committee, the Board approved the revised and enhanced stock ownership guidelines to set expectations that the Chief Executive Officer, Chief Financial Officer, Maine Water Company President and the Company's Vice Presidents maintain certain specified levels of stock ownership. The Board believes that meaningful ownership aligns the Directors' and executives' interest with those of our shareholders.
Stock Ownership Guidelines
We have adopted stock ownership guidelines for our executive Officers to encourage them to build their ownership position in our Common Stock over time by direct market purchases and earning shares through our annual and long term incentive plans governed by the 2014 PSP. The current guidelines for our executives are as follows:

Non-Employee Directors

Position	Requirement

Board Member	3 times Board Retainer

Executive Officers

Position	Requirement

Chief Executive Officer (CEO)	4 times base salary
Chief Financial Officer, Treasurer & Controller (CFO)	3 times base salary
Division President; Maine Water	2 times base salary
Vice President	2 times base salary
Shares that will count toward these guidelines include shares that the individual owns or has voting power including the power to vote, or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition of shares. Shares owned by an individual through the Company's benefit plans (e.g. 401(k)) and the 1994 (as amended and restated in 2002), 2004 and 2014 PSP will also count toward the stock ownership requirement. In addition, unvested time–vesting restricted stock and performance shares will count toward the stock ownership guidelines since they either have voting rights or are likely to be received.
The President and CEO, Division President, Maine Water, each of the three Company Vice Presidents, and all non–employee Directors' levels of individual stock ownership currently meet the ownership guidelines as measured on March 1, 2019. Once a non–employee director or executive attains his or her specified ownership guideline levels, he or she will remain in compliance with the guidelines despite any decreases in stock price or increases in base salary, as long as his or her holdings do not decline below the number of shares at the time the share ownership guidelines were met.

Stock Retention Guidelines
We have adopted stock retention guidelines for the Company’s executive Officers and non–employee Directors. Non–employee Directors are expected to hold 75% of the net shares (after payment of the applicable exercise price, if any, applicable fees, and applicable taxes) acquired upon the payment or vesting of any performance shares and/or restricted stock until the ownership guidelines are satisfied.

The executive Officers, as outlined in the ownership guidelines table above, are expected to:

•	elect a minimum of 50% of their short and long–term PSP awards to be paid in performance shares or restricted stock, as determined by the executive; and

•
retain 50% of the net shares (after payment of the applicable exercise price, if any, applicable fees, and applicable taxes) acquired upon the exercise of stock options or the payment or vesting of any performance shares and/or restricted stock.

The executives are expected to hold such shares until the later of one year following the date of acquisition of such shares (even if this one–year holding period extends beyond termination of employment) or the date that the executive satisfies our stock ownership guidelines.
Security Ownership of Certain Beneficial Owners and Management
The following table lists, to the Company’s knowledge, the beneficial ownership of the Company’s capital stock and the nature of such ownership for each director and nominee for director, for each executive officer named in the Summary Compensation Table, for all executive Officers and Directors of the Company as a group, and for each person who beneficially owns in excess of five percent of the outstanding shares of any class of the Company’s voting securities. Except for shares that are held as performance share units as indicated in the table's footnotes, which shares are not entitled to vote, or unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed. All information is given as of March 1, 2019, and assumes that shares which the named person has a contractual right to acquire within 60 days have been acquired and are outstanding. The beneficial ownership percentages have been calculated based on 12,060,524 shares of Common Stock outstanding (including 99,476 Common Stock equivalent shares awarded under the Company's 1994 (as amended and restated in 2002), 2004 and 2014 PSPs) as of such date.

The total insider ownership, individually and as a group, is less than 5% of the outstanding shares of CWS.

Name of Beneficial Owners (* denotes non-employee Director)	Total Amount of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
David C. Benoit(1)	45,420	* *
Robert J. Doffek(2)	2,806	* *
Richard H. Forde*(3)	2,308	* *
Mary Ann Hanley*(3)	7,220	* *
Heather Hunt*(3)	6,391	* *
Bradford A. Hunter*(3)	1,699	* *
Kristen A. Johnson(4)	16,387	* *
Craig J. Patla(5)	8,850	* *
Lisa J. Thibdaue*(3)	6,452	* *
Carol P. Wallace*(3) (6)	7,503	* *
Maureen P. Westbrook(7)	37,656	* *
Ellen Wolf*(3)	1,699	* *
Total Directors, Nominees, and Executive Officers (13 persons) As a Group	152,382	1.26%
* denotes non-employee Director
** indicates ownership of less than 1% of the class of securities

(1)	Includes 34,838 performance share units (309 of these units are earned and unvested), and 10,582 directly-owned shares.

(2)	Includes 2,317 performance share units (1,740 of these units are earned and unvested), and 490 directly-owned shares.

(3)	Includes 323 shares of restricted stock under the Company’s 2014 PSP that will vest on May 10, 2019.

(4)	Includes 15,387 performance share units (461 of these units are are earned and unvested) and 1,000 directly-owned shares.

(5)	Includes 5,589 performance share units (1,442 of these units are earned and unvested) and 459 directly-owned shares, and 2,802 shares owned in the Company's 401(k) plan.

(6)	Ms. Wallace's spouse owns 920 shares.

(7)	Includes 23,874 performance share units (377 of these units are earned and unvested), 11,611 directly-owned shares, and 2,171 shares owned in the Company's 401(k) plan.

Communications with Directors
Any shareholder wishing to communicate with our Chairman or other Company Directors may do so by contacting the Company’s Corporate Secretary, at the address and telephone number listed on page 67, who will forward to the director a written, e-mail, or phone communication. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.
Certain Relationships and Related Person Transactions
During 2018, the Corporate Governance Committee determined that there were no related person transactions to report.
Practices and Policies for Review and Approval of Related Person Transactions
Our Board has adopted a process for related person transactions which is administered by our Corporate Secretary who reports to the Corporate Governance Committee and the Board if there are any potential conflicts of interest. Our Corporate Governance Committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our Directors, director nominees, executive Officers or their immediate family members, (ii) any 5% record or beneficial owner of our Common Stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our Corporate Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from our Directors and executive Officers with respect to related person transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.
Under its Charter, the Corporate Governance Committee is responsible for review and approval of related person transactions. In the course of its review and approval or ratification of a related person transaction, the Corporate Governance Committee will consider:

•	the Company’s relationship with the related person;

•	the nature of the related person’s interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction to the related person and to the Company, including, without limitation, the amount and type of transaction;

•	whether the transaction was in the ordinary course of our business and was proposed and considered in the ordinary course of our business; and

•	the importance of the transaction to the Company.

Any member of the Corporate Governance Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Corporate Governance Committee will provide all material information concerning the transaction to the Board and appropriate Board committee.
Code of Conduct Policies
The Company’s Employee and Board of Director Code of Conduct Policies are designed to promote the highest standards of ethical and professional conduct by the Company’s Directors, executive Officers and employees, and is adopted and acknowledged annually. The Code of Conduct Policies require that the Company’s Directors, executive Officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Conduct Policies, Directors, executive Officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct Policies.
The Company also has a Whistleblower Policy, which is incorporated into the Employee Code of Conduct Policy that requires Directors, Executive Officers and employees to comply with appropriate accounting and internal controls and establishes procedures to report any perceived wrongdoing, questionable accounting or auditing matters in a confidential and anonymous manner. The Whistleblower Policy also prohibits the Company from retaliating against any Director, Executive Officer or employee who reports actual or apparent violations of the Employee Code of Conduct Policy. In accordance with this policy, the Company engages an independent third party, NAVEX Global, to accept such reports and to work with the Company to ensure that they are resolved appropriately. A copy of the Employee Code of Conduct Policy, including the Whistleblower Policy, and the Director Code of Conduct Policy, are available on the Company’s website, https://ir.ctwater.com/governance/governance-information/default.aspx, or by contacting the Corporate Secretary at the address appearing on page 67.
Director Compensation
Directors who are employees of the Company receive no additional compensation for service as Directors. Non-employee Directors are compensated for their service on the Board as described below. The Company's strategy is to appoint the Directors of its wholly-owned subsidiaries such that their respective Boards of Directors are identical to the Company's Board, and that each of the Board's regular meetings are held on the same day. Currently, Connecticut Water and Maine Water Companies' boards are comprised of the same members as the Company's Board.
The following table summarizes the compensation paid by the Company to its Directors during the fiscal year-ended December 31, 2018:

Directors	Fees Earned or Paid in Cash in 2018 ($)	Stock Awards $(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
D. C. Benoit(2)	—	—	—	—	—	—	—
R. H. Forde	68,200	22,000	—	—	—	—	90,200
M. Hanley	50,800	22,000	—	—	—	—	72,800
H. Hunt	46,000	22,000	—	—	—	—	68,000
B. A. Hunter	55,400	22,000	—	—	—	—	77,400
K. A. Johnson(2)	—	—	—	—	—	—	—
L. J. Thibdaue	55,800	22,000	—	—	—	—	77,800
C. P. Wallace	121,400	22,000	—	—	—	—	143,400
E.C. Wolf	62,200	22,000	—	—	—	—	84,200

(1)
All non-employee Independent Directors received an equity award of $22,000 in restricted Common Stock on May 10, 2018, which amount equaled 323 unvested restricted shares, based on the closing price of the Company’s Common Stock of $68.06 on the day prior to the grant date. Restrictions on the shares awarded will lapse on the first anniversary of the grant date, May 10, 2019.

(2)	Employee Directors are not compensated for their board service.

The Board's practice is to have its Compensation Committee engage an Independent Compensation Consultant to conduct a review of the Board's compensation every two years, or as necessary, to ensure it is appropriate, competitive and effective. In alignment with this strategy, the Compensation Committee retained The Wilson Group in 2017 to assess the 2017 Compensation Peer Group to review its compensation arrangements for directors and compare them to director compensation practices for the Company's 2017 Regulated Utility Peer Group (a list of these peers can be found on page 35).
The Wilson Group’s detailed competitive Director Compensation benchmarking report and presentation was discussed at the Committee’s December 2017 meeting. As a result of the data provided in this analysis the Committee recommended to the Board of Directors the following actions:
• Maintain the Regulated Utility Peer Group as the Compensation Peer Group for the Directors and Officers of the Company;
• Set the annual board retainer at $22,000;
• Set the Independent Chairman retainer at $50,000; and
• Set the annual board equity grant at $22,000.
The Board approved the Committee's recommended changes to the Directors' compensation effective as of January 1, 2018.

During 2018, the Company paid cash fees totaling $459,800 to non-employee Directors. The schedule that follows details the elements of the Company’s director compensation:

2018 Compensation Elements	Value
Independent Chairman of the Board Annual Retainer(1)	$50,000
Director Annual Retainer ("DAR")	$22,000
Committee Chair Retainer(2)	Audit - $8,000
Corporate Finance & Investments - $8,000
Compensation - $6,000
Corporate Governance - $4,000
Annual Equity Retainer(3)	$22,000
Board Meeting Fees	$1,000
Committee Meeting Fees	Audit - $1,200
Corporate Finance & Investments - $1,200
All other committees - $1,000

(1)	The Independent Chairman is paid the DAR and the Independent Chairman retainer in quarterly installments.

(2)	The Committee Chairs are paid the DAR and the Committee Chair Retainer for their specific post in quarterly installments.

(3)
The Annual Equity Retainer consists of grants of restricted shares of Common Stock that vest on the earlier of the first anniversary of the grant date or the date of the next Annual Meeting of Shareholders.

Directors Deferred Compensation Plan
Under the Company’s Directors Deferred Compensation Plan, Directors may elect to defer receipt of all or a specified portion of the compensation payable to them for services as Directors until their retirement from the Board. Any amounts so deferred are credited to accounts maintained for each participating director, and earn interest at an annual rate of 7.32% that is currently credited on a monthly basis to all deferred amounts. On January 24, 2008, the Directors Deferred Compensation Plan was amended and restated to comply with Section 409A of the Internal Revenue Code (“IRC”). As a result, any director who retires after January 1, 2008, receives a distribution of amounts deferred and accumulated interest in a lump sum within 60 days of their retirement date. Currently, there are no seated Directors participating in this plan and there are no retired Directors receiving annual payments under the plan.

Compensation Committee Interlocks and Insider Participation
Each member of the Compensation Committee of the Company’s Board of Directors is Independent in accordance with the Nasdaq Listing Rules. There were no Compensation Committee “interlocks” during 2018, which generally means that no executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another publicly traded company, an executive officer of which serves on the Company’s Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16(a) of the Exchange Act, Directors, Officers and certain beneficial owners of the Company’s equity securities are required to file beneficial ownership reports of their transactions in the Company’s equity securities with the SEC on specified due dates. In 2018, all required reports of transactions by all Directors, Officers and such beneficial holders were timely filed, except for a Form 4 on March 21, 2018 and Forms 4 filed on May 15, 2018 for the Company's outside directors. In making this statement, the Company has relied on the written representations of its Directors, Officers, and ten percent shareholders and copies of the reports that they have filed with the SEC.

Other Security Holders
The following table sets forth information as of March 1, 2019 (except as otherwise indicated) as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

Title and Class	Name and Address of Beneficial Holder	Shares Beneficially Owned	Percent of Class
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	943,690(1)	7.80%
Common	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	764,306(2)	6.34%

(1)	This information is based on a Schedule 13G filed with the SEC on February 4, 2019 by BlackRock, Inc.

(2)	This information is based on a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group.

EXECUTIVE COMPENSATION
Equity Compensation Plan Information
The following table provides information about the Company’s Common Stock that may be issued upon the vesting of equity awards under all of the Company’s existing equity compensation plans as of December 31, 2018. The table also includes information about the Company’s other equity compensation plans previously adopted without shareholder approval.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders(1)	—	—	815,301
Equity compensation plans not approved by security holders(2)	—	—	274,963
Total	—	—	1,090,264

(1)
Includes the Company’s 1994 PSP, as amended and restated and approved by shareholders on April 26, 2002, the 2004 PSP, approved by shareholders on April 23, 2004 and the 2014 PSP approved by shareholders on May 7, 2015.

(2)
Represents shares issuable under the Company's Third Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan (the “DRIP” or “Plan”), as of August 11, 2017. Under the Plan, customers and employees of the Company and holders of Common Stock who elect to participate may automatically reinvest all or specified percentages of their dividends in additional shares of Common Stock and may also make optional cash payments of up to $17,500 per calendar quarter to purchase additional shares of Common Stock. Other persons are permitted to participate in the DRIP by making payment to the Plan Agent of an initial cash investment of not less than $500. The Company may issue shares directly to the Plan’s agent in order to meet the requirements of the Plan, or may direct the agent administering the Plan on the Company’s behalf to buy the shares on the open market at its discretion. From late 1996 to January 31, 2004, the Plan’s agent purchased shares on the open market. Since February 2004, the Plan’s agent credits Plan participants with shares issued by the Company from the DRIP reserve.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement below entitled "Compensation Discussion and Analysis" with the Company's management. Based on our review and discussions and such other matters deemed relevant and appropriate by the Compensation Committee, we recommend to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Ms. Carol P. Wallace, Chairman
Mr. Richard H. Forde
Ms. Heather Hunt
Ms. Lisa J. Thibdaue
Ms. Ellen C. Wolf

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

COMPENSATION DISCUSSION AND ANALYSIS
At the Company, honesty is one of our core values. We believe in the power of this value and know the only way to build and strengthen our reputation is through trust. We hold ourselves to the highest standard of integrity and ethical behavior and strive for transparency. We welcome the opportunity to share this Compensation Discussion and Analysis (“CD&A”) with our shareholders and customers.
In this section, we provide an overview and analysis of the Company’s compensation program and policies, the material compensation decisions we have made under those programs and policies, the material factors that we considered in making those decisions and our Company’s peer ranked Total Shareholder Return ("TSR") performance to the Named Executive Officers' ("NEO") total compensation. Later in this Proxy Statement, under the heading “Additional Information Regarding Executive Compensation”, you will find a series of tables containing specific information about the compensation awarded to the following individuals, our NEOs in 2018 and 2019, as appropriate:

Named Executive Officer		Title
David C. Benoit	(1)	President & Chief Executive Officer ("CEO")
Robert J. Doffek	(2)	Chief Financial Officer, Treasurer & Controller ("CFO")
Kristen A. Johnson		Vice President, Human Resources and Corporate Secretary
Craig J. Patla		Vice President, Service Delivery
Maureen P. Westbrook		Vice President, Customer and Regulatory Affairs

(1)
Mr. Benoit was promoted to President and CEO as of March 6, 2018, from Interim President, CEO, CFO and Treasurer as of September 28, 2017. Prior to this time, Mr. Benoit served as the Company's Senior Vice President, Chief Financial Officer and Treasurer.

(2)	Mr. Doffek was promoted to CFO, Treasurer and Controller as of March 6, 2018. Prior to this time Mr. Doffek served as the Company's Controller.
2018 CEO PERFORMANCE-BASED PAY "SNAPSHOT"
David C. Benoit was promoted from Interim President and CEO to President and CEO on March 6, 2018 after serving briefly as the Interim President & CEO since September 28, 2018 and for 21 years before that as the Company as Senior Vice President, Chief Financial Officer and Treasurer for 21 years. Mr. Benoit was identified through the Company's succession and development program as a successor for the President and CEO role three years before his promotion.
The Board based its assessment of the CEO's performance primarily upon its evaluation of the Company’s performance in 2018. The Company met or exceeded its financial goals, executed against is 2018 strategic priorities, including announcing and receiving shareholder approval for the proposed merger with SJW Group (NYSE: SJW), a Delaware corporation (“SJW”) under Mr. Benoit’s leadership.
Additional information about the Company's performance is summarized under the section “Our Business in Fiscal Year 2018”.
The purpose of the Performance Based Compensations Table is to provide a clear picture of the CEO's total direct compensation for the 2018 performance period and to show how equity is awarded for the annual and long-term incentive under the Company's 2014 Performance Stock Program ("PSP"). The Summary Compensation Table, page 48 includes additional information including: Change in Pension Value; Non-Qualified Deferred Compensation Earnings; and All Other Compensation which are related to the CEO's performance in a given year.

The charts below communicate total performance based compensation earned for 2018, even though portions of these awards will vest in future periods.

President and CEO Compensation Elements - 2018	Amount ($)
Salary	$424,693
Annual Cash Incentive Award	$85,015
Long-Term Cash Incentive Award	$84,371
Cash Settled, Time Vested Restricted Stock Award(1)	$162,500
Total Cash Compensation ("TCC")	$756,579
Annual Performance Based Stock Award	$138,330
Long-Term Performance Based Stock Award	$276,660
Total Direct Compensation ("TDC")	$1,171,569
2018 Compensation Payable in Future Years	$403,161
2018 Compensation Payable in Future Years	34%
2018 Performance Based Compensation as a % of TDC	50%
(1) On March 6, 2018, upon Mr. Benoit's promotion to President & CEO, the Board made a grant equal to $162,500 in cash-settled restricted stock units that will cliff vest after three years.
OUR BUSINESS IN FISCAL YEAR 2018

Definitive Merger Agreement with SJW
On March 15, 2018, CTWS and SJW announced that both companies' Boards of Directors unanimously approved a definitive agreement to combine through a merger of equals to create the 3rd largest investor-owned water and wastewater utility in the United States, based on pro forma enterprise value and combined rate base. The increased scale and more diverse geographic footprint of the new organization provides the opportunity for investments in service and reliability that can enhance value for shareholders as well as benefits for customers and communities.
On August 5, 2018, the Company entered into a Second Amended and Restated Agreement and Plan of Merger (the “Revised Merger Agreement”) with SJW and Hydro Sub, Inc., a Connecticut corporation and a direct wholly owned subsidiary of SJW (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of SJW (the “Merger”).
The Board of Directors approved, adopted and declared advisable the Revised Merger Agreement and the Merger and recommended that the Company’s shareholders approve the Revised Merger Agreement following a comprehensive review of the transaction. The Revised Merger Agreement was approved by the Company’s shareholders on November 16, 2018.
The Merger is subject to certain customary closing conditions, including, among other things, approval of the Revised Merger Agreement by the Company’s shareholders (which was received on November 16, 2018) and regulatory approvals (including the approval of the Connecticut Public Utilities Regulatory Authority (“PURA”) and the Maine Public Utilities Commission (“MPUC”)). The required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), was terminated early on April 27, 2018. The early termination will expire and the Company and SJW will need to re-file the necessary notifications under the HSR Act if the Merger is not consummated by April 27, 2019. On October 15, 2018, the Federal Communications Commission (“FCC”) consented to the joint application for transfer of control filed by the Company and SJW on October 4, 2018 and amended on October 12, 2018, and no further clearance from the FCC is required.
On May 4, 2018, Maine Water filed with MPUC an application for approval of the Merger. On May 7, 2018, the Company and SJW filed with PURA a joint application for approval of the Merger. Following the start on May 31, 2018 of a 45-day go-shop process permitted by the First Amended and Restated Merger Agreement, the Company and SJW withdrew their joint PURA application on June 19, 2018, and filed a new joint application on July 18, 2018 following the end of the go-shop process. On January 9, 2019, the Company and SJW withdrew their current application before PURA due to a draft decision that PURA released denying the application. Following this, the Companies and announced that they were continuing to evaluate their regulatory approach, including the possibility of submitting a new application to PURA in connection with the Merger. On January 23, 2019, Maine Water voluntarily requested to withdraw its application before MPUC, aligning the Maine regulatory process with the regulatory process in Connecticut. After a thorough review conducted by the management and boards of the Company and SJW, and with the support of their respective Connecticut regulatory counsel, the Company disclosed on February 21, 2019 that the companies decided to file new applications with PURA and MPUC which are intended to address PURA’s concerns. The Company and SJW expect that the new applications will be filed during the second quarter of 2019. PURA must make a ruling on the merger within 120 days after the filing of an application, unless the Company and SJW agree to an extension of the 120-day timeframe. MPUC must make a ruling on the merger within 60 days after the filing of an application, unless it determines that the necessary investigation cannot be concluded within 60 days, in which event it can extend the review period for up to an additional 120 days.
On July 20, 2018, the California Public Utilities Commission (“CPUC”) formally issued an Order Instituting Investigation (the “Order”) providing that CPUC will investigate whether the Merger is subject to CPUC approval and the Merger’s anticipated impacts within California. On March 4, 2019, the Administrative Law Judge in this proceeding issued an order formally suspending the CPUC's investigation proceeding pending the outcome of the review by PURA of the proposed merger with SJW.
Additional information on the Merger may be found at http://ir.ctwater.com and www.sjw-ctws.com.

Company Leadership in 2018

•
David C. Benoit, formerly the Company’s Senior Vice President, Chief Financial Officer (“CFO”) and Treasurer was appointed by the Board to serve as the Interim President and CEO while retaining his CFO responsibilities on September 28, 2017 and was then appointed President and CEO on March 6, 2018;

•	Robert J. Doffek, formerly the Company's Controller, was appointed by the Board to serve as CFO, Treasurer and Controller on March 6, 2018; and

•
On April 3, 2018 the Board of Directors, after considering qualified candidates, acted to appoint Mr. Benoit and Ms. Johnson to the Board of Directors, citing their many skills and accomplishments as well as their deep knowledge of the regulated water utility industry.

2018 Company Financial Performance

•
Net Income was $16.7 million on revenues of $124.8 million, or $1.40 basic earnings per share, a decrease of $8.3 million, or $0.77 basic earnings per share as compared to 2017. The decrease in earnings was due to lower net income in our Water Operations segment due primarily to the costs associated with the proposed merger with SJW;

•
Non-GAAP Adjusted Net Income, which excludes merger and acquisition costs of $11.0 million, increased from 2017 by $2.2 million, primarily driven by increased revenues in base rates in Connecticut and Maine as well as increases in Water Infrastructure and Conversation Adjustment (WICA) and Water Infrastructure Charge (WISC) surcharges. The increased base rate revenues are associated with a settlement agreement between The Connecticut Water Company (Connecticut Water Company) and the Office of Consumer Counsel that was approved by the PURA and a rate increase in The Maine Water Company’s (Maine Water) Biddeford and Saco division that became effective in December 2017. These improved revenues were partially offset by increased operating expenses and depreciation. For a discussion of the Company’s use of Adjusted Net Income, which is a Non–GAAP Financial Measure, see page 40 of the Company’s Form 10–K for the fiscal year ended Dec. 31, 2018;

•
Total revenue, from all business segments, grew to $124.8 million from $113.8 million, an increase of 9.7%. Total revenue includes all revenues generated by the Company's three business segments: Water Operations, Services and Rentals, and Real Estate;

•
The quarterly common stock dividend was increased in 2018 by 5.1%. The Company's dividend has increased by more than 25% since 2013. The Company has paid dividends for 63 consecutive years and has increased its dividend payment now for 49 consecutive years;

•
Our share price at year-end 2018 closed 16.5% higher than at the previous year end and 69.0% and 88.3% over the last three and five years’ end closing price, respectively. In every year since 2012, our closing share price at year-end has been higher than the previous year end;

•	The Company’s long-term performance is strong with three-year TSR at 94.0%, exceeding the S&P 500, S&P Utilities Index and S&P Mid-Cap Utilities Index.

•
According to Standard and Poor’s, our five-year cumulative total return to shareholders (assuming dividend reinvestment) was 213.0% for the five year period from 2014 to 2018, and has continued to outpace that of the S&P 500 Index, 150.3%, and the S&P Utilities Index, 166.6%, over the same period.

•
Connecticut Water Company, successfully negotiated a rate settlement agreement last year with the Office of Consumer Counsel and received approval of the settlement from PURA. The agreement achieved three important objectives:

◦	It allowed for the recovery, through increased rates, of the $36.3 million we invested in 2015-2017 to upgrade the Rockville Drinking Water Treatment Facility.

◦
It folded into our base rates the WICA surcharge that was approaching its 10 percent cap, and it reset the surcharge to zero. This enabled us to continue seeking recovery of our investments under the WICA program, which in Connecticut is used primarily for replacement of aging water infrastructure and water conservation-related projects. The settlement agreement cleared the way for a new WICA surcharge of 2.1% that took effect on January 1, 2019.

◦	It incorporated the impacts of the 2017 federal Tax Cuts and Jobs Act on Connecticut Water Company customers, so that no further adjustments are expected.

•
We invested more than $54.5 million in 2018 to improve our distribution system, treatment facilities and related infrastructure. Recovery of these types of infrastructure investments through regular rate adjustments is central to our earnings growth strategy.

•	In 2018, we successfully integrated the two large acquisitions in Connecticut that we completed the year before - Avon Water Company and Heritage Village Water Company.

•
Connecticut Water embraces its responsibility to operate sustainably and be a good corporate citizen. In 2018, we built on our achievements in these areas and will be documenting our latest accomplishments in an updated edition of our Corporate Sustainability Report, which we will publish and make available on our website later in 2019. Our most recent Corporate Sustainability Report was well received and was recognized by a gold-level Mercury Award from the Greater Connecticut Chapter of the Public Relations Society of America.

The chart below compares the Company's 2018 three–year TSR to the S&P Small Cap Utilities Index, the S&P Mid Cap Utilities Index, the S&P 500 Utilities Index and the average cumulative return for Water Utility Peer Group. TSR stands for "Total Shareholder Return" and describes the total of the Company’s stock price appreciation and aggregate dividends over a specified period of time. For a listing of companies in our Water Utility Peer Group, please refer to page 35 of this Proxy Statement.

Comparison of Cumulative Three Year Total Return
250
200
150
100
50
0
Index Value
2015
2016
2017
2018
Period Ending
CTWS
All Peers (avg)
S&P Small Cap
S&P Mid Cap
S&P Utility

Say-on-Pay Consideration
In accordance with SEC rules, our shareholders voted on the “Say-on-Pay” non–binding advisory resolution at our 2018 Annual Meeting. Our shareholders showed strong support (94.14%) for our compensation practices and Proposal 2 in this Proxy Statement is this year's non-binding advisory resolution on executive compensation. To assist the Committee in its strategic compensation planning in this regard, the Committee engaged a consultant to complete a detailed executive compensation review that included an analysis of executive compensation plans and programs to identify market competitiveness, and effectiveness in accomplishing all aspects of the Company's compensation philosophy. The Committee discussed the recommendations of the

Consultant at length and implemented changes, as discussed further in this section, to address plan elements that needed adjustments in 2018 and 2019.
Developments in our Executive Compensation Program for Fiscal Years 2018 and 2019
During fiscal year 2018 or in the first quarter of 2019, the Committee made the following modifications to executive compensation plans and programs for fiscal year 2019:
The Committee engaged the Independent Compensation Consultant for strategic compensation assessments in 2017 and 2018 that led to the following actions taken:

•
On March 6, 2018, the Board of Directors promoted Mr. Benoit to President and CEO of the Company and made certain compensation adjustments upon review of competitive data from the Independent Compensation Consultant:

◦	Set Mr. Benoit’s annual salary at $430,000;

◦	Affirmed his target annual incentive at 50% of the greater of annual salary or grade range mid-point;

◦	Set his long-term incentive target to 75% of the greater of annual salary or grade range mid-point; and

◦	Granted an award of RSU’s with a grant date fair value of $162,500 and a three year cliff vesting requirement.

•
Also on March 6, 2018, the Board of Directors acted to promote Mr. Doffek to CFO, Treasurer and Controller of the Company and made compensation adjustments upon review of the Independent Consultant's competitive data:

◦	Set Mr. Doffek's annual salary at $225,000

◦	Set his annual incentive target at 35% of the greater of annual salary or grade range mid-point;

◦	Affirmed his long-term incentive target at 30% of the greater of annual salary or grade range mid-point;

•
Applied negative discretion to the NEOs’ 2017 Long Term Incentive results, resulting in award payments at 110% of target versus 150%, an average forfeiture of $34,200 for the President & CEO, and the Vice Presidents;

•
Authorized a special Integration Cash Award in recognition of the efforts of employees at all levels within the organization to effectively integrate Heritage Village Water and Avon Water and attain “World Class” levels of customer satisfaction in 2017. Awards of $5,000 were made to the active NEOs, thirty special mention awards of $1,500 or $1,000 were made to non-officer employees and an award of $300 was made to all remaining employees;

•	Refined metrics in our 2018 and 2019 annual incentive to:

◦	Focus on our commitment to the Environment by reducing lost water in our systems and maintaining excellent water quality;

◦	Set management’s focus on successfully delivering key business line or operations projects; and

◦	Set threshold levels of performance in Customer and Employee Satisfaction significantly over “World Class Levels” as defined by our survey partner, GreatBlue Research, Inc.

•	Approved revised metrics and granted equity participation in the 2014 PSP for participants of the Senior Leader and Manager Incentive Program ("SLMIP") for fiscal years 2018 and 2019; and

•
Reviewed the appropriateness and competitiveness of the Company’s long-term incentive plan metrics. The Committee concluded, based on the results and counsel of the Consultant to maintain the metrics used in the 2017 long-term incentive plan for 2018 and 2019.

PHILOSOPHY AND GOALS OF OUR EXECUTIVE COMPENSATION PROGRAM
The Company’s compensation philosophy is set by the Committee and affirmed by the Board. Our philosophy is described in the table on page 30 and is intended to align NEO compensation with the Company’s annual and long-term performance. A significant portion of each NEO’s total compensation opportunity is directly related to achieving the Company’s EPS, TSR, Return on Equity ("ROE") and other absolute and relative performance targets driving our progress toward the goals of our long-term strategic and business plans.
We are pleased to share with you that at December 31, 2018 the Company's three–year TSR was 94.0%, exceeding the S&P Mid Cap Utilities Index, the S&P Utilities Index, and the S&P 500, and ranked in the 60th percentile to our Water Utility Peer Group (Peers average 72.5%) and 78th percentile to the S&P Small Cap Utilities Index (Small Cap average of 63.2%). During this period, our NEOs' compensation was assessed as competitive with the Company's Water Utility Peer Group as described on page 35, as measured by our 2018 executive compensation review, time adjusted.
We believe that our strong and consistent performance supports the executive compensation plans and programs the Committee has approved for the NEOs. Our goal has been to design best practice compensation plans that drive short and long-term positive results for our shareholders within the framework of our compensation philosophy as detailed further in this CD&A.
The Company wants its NEOs and employees to balance the risks and related opportunities inherent in the Company's industry and in the performance of their duties and share the upside opportunity and the downside risks once actual performance is measured. To this point, the Board has completed a risk analysis of all of our compensation policies and programs for its employees and has determined that these policies and programs are not reasonably likely to have a material adverse effect on the Company. For further information, please see the Risk Assessment on page 46.
A review of our programs will highlight two core concepts of our philosophy, pay for performance and pay at risk.
Summary of Executive Compensation Practices
The compensation practices that we have outlined below have been implemented because we believe that they are consistent with our shareholder's interests:
What we do:

•	A significant portion of our executive compensation is based on actual Company performance compared to absolute and relative measures and is therefore “at risk”;

•	Performance share and cash units in our long-term and annual incentive programs are subject to both time and performance vesting requirements;

•
Multiple performance metrics between the annual and long-term incentive plans discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of the Company;

•	Appropriate balance between annual and long-term compensation discourages short-term risk taking at the expense of long-term results;

•	Our executives are required to acquire and maintain meaningful ownership positions in our Company's Common Stock;

•	Use a relevant peer group;

•	Maintain a clawback policy;

•	Provide reasonable, double trigger change-in-control arrangements for our NEOs and other executive officers; and

•	Retain an Independent Compensation Consultant to advise the Committee.
Following is a list of compensation practices that we have not engaged in because we do not believe that they are consistent with our shareholders' interests:
What we don't do:

•	Re-pricing or backdating of stock options;

•	Pledging, hedging, or engaging in the following transactions that include shares of Common Stock: collars, short sales and other derivative transactions for NEOs or Directors;

•	"Single trigger" change in control payments, all change in control arrangements require a termination within two years of a change in control in order for benefits to be paid;

•	"Stay-on bonus" provisions in employment agreements;

•	Excessive perquisites for executives; and

•	Provisions for excise tax gross ups in employment contracts issued after 2006.

The table on the next page highlights the primary components and rationale of our compensation philosophy and the pay elements that support the philosophy.

| Philosophy Component | Rational/Commentary | Pay Element |
|---|---|---|
| Compensation should reinforce business objectives and values. | One of the Company's guiding principles is to provide an enriching and rewarding workplace for our employees. Key goals are to retain, motivate and reward executives while closely aligning their interests with those of the Company, its shareholders and customers. Our compensation practices help us achieve these goals. | All elements (salary, annual and long-term equity linked incentive awards, retirement, and health and welfare benefits). |
| A significant amount of compensation for NEOs should be based on performance. | Risk appropriate, performance-based pay aligns the interest of management with the Company's shareholders. Pay for an executive is highly dependent on performance success. Performance-based compensation motivates and rewards individual efforts, unit performance, and Company success. Potential earnings under performance-based plans are structured such that greater compensation can be realized in years of excellent performance. Similarly, missing goals will result in lower, or no, compensation from the performance-based plans. | Merit salary increases, annual and long-term equity linked incentive awards (restricted stock, performance shares and performance cash). |
| Compensation should be competitive. | The Committee has the authority to retain any legal counsel, compensation consultant or other consultant to assist in the evaluation of director or executive compensation. The Committee has engaged a recognized independent compensation consultant every two years, or as appropriate, to analyze executive compensation competitiveness and provide recommendations regarding the Company's total pay program. | All elements. |
| Key talent should be retained. | In order to attract and retain the highest caliber of leadership talent, the Company seeks to provide financial security for its executives over the long-term and to offer intangible non-cash benefits in addition to other compensation that is comparable with that offered by the Company's competitors. | Equity-linked annual and long-term incentive compensation, awards of time vested RSUs, deferred compensation arrangements, retirement benefits, employment agreements with "double trigger" change-in-control provisions. |
| Compensation should align interests of executives with shareholders and customers. | Equity ownership helps ensure that the efforts of executives are consistent with the objectives of shareholders and customers. | Equity-linked annual and long-term incentive compensation, ownership guidelines; and anti-hedging, anti-pledging policies. |

Elements of Total Compensation
Executive Summary
We recognize that a sound and risk appropriate executive compensation program is part of what makes a company an employer of choice. Our compensation philosophy guides us to provide certain pay elements that are directly linked to the Company’s performance results. By doing so, we are able to provide the following:

•	market–competitive salaries that reflect each NEO’s responsibility level, qualifications and contribution over time;

•	benefits that adequately meet the needs of our employees and their families at a reasonable shared cost;

•	meaningful, performance-based annual incentives; and

•	long-term equity incentives that reflect the creation of shareholder value and drive other company objectives.
Of these four pay elements, we consider the annual and long-term incentive forms of compensation to be the most impactful, as they enable us to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing organization on a day-to-day basis and into the future.
The value of our annual incentives is directly linked to EPS as well as to other important targets such as customer and employee satisfaction, as defined and approved by the Committee at the beginning of each fiscal year. The long-term incentive plan delivers awards upon the achievement of certain relative three-year TSR targets and an absolute three-year return on shareholders' equity. The long-term incentive plan helps to mitigate the potential risk that an NEO might take short-term actions that are not in the long-term interest of the Company and its shareholders in order to achieve greater payouts through the annual incentive plan.
Annual and long-term incentive awards may be provided to executive Officers in a variety of forms as outlined in the 2014 PSP. In 2018 and 2019, the Committee awarded four forms of equity; performance shares, performance cash, restricted stock and restricted stock units. Annual awards are measured and then vest at the conclusion of the fiscal year and long–term awards are measured and then vest ratably over a three–year period. Participants have the ability to elect a "Future Payment Date" for settlement of performance stock awards when elected before the performance period. In addition, participants may also defer certain incentive payments through the 2017 Connecticut Water Company Deferred Compensation Plan ("DCP"), further described on page 59.
The Company and SJW have agreed that the Company's NEOs will be entitled to a cash payment of the value of outstanding, but unvested, performance cash units and performance share units that were granted prior to the date of the Revised Merger Agreement on an accelerated basis, to be paid out upon the consummation of the Merger.
To assist the Committee in executing its responsibilities, it engages a consultant (see information on Compensation Consultant (page 34) every two years, or more frequently if needed, to provide the Committee with an understanding of best practices, competitive policies and programs and comparative performance and pay data based largely upon a sample of publicly-traded utilities. The peer group pay data is derived from proxy statements and helps the Committee establish the salaries and target incentive award opportunities for the NEOs. In recommending 2018 and 2019 compensation, the Consultant used data and information from an array of other regulated industry comparators, information from certain, well known and respected published surveys on executive compensation as well as Water Utility Peer Group proxy data to provide a well-defined review. In September 2018, the Committee, upon the advice of the Consultant, approved a revised Regulated Utility Peer Group (page 35).In addition to using proxy data from this new peer group, the Consultant also used certain, well known and respected published executive compensation survey sources to provide pay data for NEO positions not represented in the Regulated Utility Peer Group.
In general, it is the intent of the Committee to have individual base salaries fall within a range of plus or minus 15% from the market median data established by the Independent Consultant. Variations within the plus or minus 15% range can occur based on length of service, performance, job grade, etc., and are considered by the Committee annually in the merit increase award process. Annual and long-term incentives are targeted at market median for performance that meets targeted annual objectives. Performance results can be above or below the targets set and the Committee intends to have the incentive compensation award levels mirror the actual performance results up to a defined cap. In 2018 and 2019, the cap on the annual and long-term incentive award levels is 120% and 150% of target, respectively. These caps reflect current market pay practices.
Discussion of Specific Elements of Compensation
Our approach to total compensation is to create a comprehensive compensation package designed to reward individual performance based on the Company’s short-term and long-term performance and how this performance links to our corporate strategy. The elements of our total compensation for executive Officers, including the NEOs, are as follows:
Rewarding Short-Term Performance

•	Salary or Base Pay — This is the fixed amount of compensation for performing day-to-day responsibilities which aids in recruitment and retention and is designed to be market competitive.

•
Discretionary Bonuses — In addition to annual salaries paid to our NEOs, the Committee retains the right to award cash bonuses to the NEOs in its sole discretion and sound business judgment, if the Committee determines that an NEO has made a significant contribution to the Company’s success in the past year. On March 14, 2018, for the first time in twelve years, the Committee authorized and the Board approved a "Special Integration cash Incentive" for all Company employees to recognize the results of the integration activities related to the acquisitions of Heritage Village Water and Avon Water Companies. Each of the NEOs received $5,000 awards through this program.

•
Discretionary Stock Awards — The Committee retains the right to award shares of stock or other stock-based awards to the NEOs in its sole discretion and sound business judgment, if the Committee determines that an NEO has made a significant contribution to the Company's success in the past year. No such awards were made in 2019, year to date.

•
Annual Incentive Plan — Awards for 2014 forward are made from the 2014 PSP. These Annual awards may be granted in the form of options, SARs, other stock-based awards, performance cash units, performance stock units and/or restricted stock and restricted stock units. Awards may also be granted or elected in the form of Incentive Deferred Cash to the 2017 DCP. Performance share units are deferred vehicles paid out at specified dates, at retirement or upon death (see descriptions on page 51). Awards through this plan are earned for achieving the Company’s short-term financial goals and other strategic objectives measured for the current year and fully vest after the completion of each fiscal year. Annual awards are structured to provide competitively based and risk appropriate incentives to our executives to improve Company performance.

Rewarding Long-Term Performance

•
Long-Term Incentive Awards — Long-term performance-based awards for 2014 forward (“long-term awards”) are granted from the 2014 PSP and are awarded in the same form as the annual awards. Long-term awards vest over three years as described further below. These awards are granted to aid in the retention of executive talent, build stock ownership, and align compensation with achievement of the Company’s long-term financial goals, creating shareholder value and achieving strategic objectives as measured over multi-year periods.

Other Elements of Total Compensation

•
Restricted Stock Unit Grants – From time to time the Board will grant RSUs to reward or retain the NEOs. In March of 2018, the Board granted 3,309 RSUs to Mr. Benoit with a grant date fair value of $162,500 and a three-year cliff vesting schedule in recognition of his promotion to President and CEO of the Company.

•
Other Benefits and Perquisites — The Company provides all active full-time employees with medical, dental, short-term disability, long-term disability and group term life insurance coverage. We pay all premiums for long-term disability and life insurance coverage for all employees plus additional benefits if any employee suffers a covered accidental loss resulting in death, dismemberment or paralysis. The Committee granted the President and CEO and the other NEOs, supplemental long-term disability policies in 2015 and 2016, respectively. When combined with the standard long-term disability policy benefit provided to other employees, the supplemental long-term disability policy will provide a benefit equal to 60% of their base compensation in the event that they become disabled. The Committee also granted term life insurance policies to Mr. Benoit in 2016 and to Mr. Doffek in 2018 because the benefit offered from the group term life policy was not sufficient to provide them with the benefit detailed in their original offer of employment due to caps on compensation in the group-term life policy. Each of our executive Officers is entitled to benefits on the same basis as other employees. All active full-time employees, including our executives, receive time off with pay for vacation and sick leave in accordance with Company policy.

•
Retirement Benefits — The Company’s qualified retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Our non-qualified retirement plans are intended to provide executives with a retirement benefit that is comparable on a percentage of salary basis to that of our other employees participating in our qualified pension plan by providing the benefits that are limited under current Internal Revenue Service ("IRS") regulations. More information on these retirement related plans may be found on page 58.

•
Employment Agreements and Change-in-Control Severance Plans — The Company has entered into "double-trigger" employment and change-in-control severance agreements ("Agreements") with each of its NEOs. These Agreements are intended to minimize the distraction and uncertainty that could affect key management in the event the Company engages in a transaction that could result in a change of control. These Agreements generally address: role and responsibility; rights to compensation and benefits during active employment; termination in the event of death, disability or retirement and termination for cause or without cause; and resignation by the employee. The Agreements also contain termination and related pay provisions in the event of a change-in-control. In all cases, for the change-in-control provisions in the Agreements to apply, there must be both (1) a change-in-control, as well as (2) a termination of the executive’s employment by the Company without cause or a resignation by the executive for Good Reason. This is commonly referred to as a “double-trigger” requirement. Further, the Agreements stipulate that the executive may not compete with the Company for prescribed periods following termination of employment or disclose confidential information. Each of the Employment Agreements, except those Agreements with Mr. Benoit and Ms. Westbrook, limit the amount of the payments that may be made under the Agreements to the IRS’ limitation on the deductibility of these payments under Section 280G of the Internal Revenue Code ("IRC"). Specifically, these Agreements, including Ms. Johnson’s and Mr. Patla's Agreements, do not provide for a Section 280G “gross-up” in the event that payments exceed the IRS’ limitation as stated previously. The Agreements with Mr. Benoit and Ms. Westbrook do not contain this limitation and require the Company to reimburse them for certain tax impacts of exceeding this limit. See “The Impact of Tax Considerations on Executive Compensation Decisions” on page 45. Payments under each of the NEO Agreements are contingent on the executive's agreement to a 24-month non-compete following termination of employment. We believe that the multiples of compensation and other benefits provided under the agreements entered into after 2006 with Ms. Johnson and Mr. Patla, are consistent with the practices of our Regulated Utility Peer Group and do not contain "single–trigger" change in control benefits or excise tax gross ups, instead they offer a "Best of Net" cutback. The Company has no formal change-in-control or severance policy. However, as noted here, individual Agreements generally have provisions related to both change-in-control and severance.

•
Other Compensation — The Company provides non–elective contributions to the Company Savings Plan ("401(k)") in recognition of service and contributions to the Company and allows for executive deferrals. All employees, including NEOs, may participate in the 401(k), as amended and restated on January 1, 2016. Since January 1, 2009, the Company's 401(k) plan has included requirements of a special IRS safe harbor that allows the Company to make an automatic, non-elective contribution of 3% of salary for all eligible employees and an additional 1.5% non-elective contribution for eligible employees who are not eligible to participate in the Company's qualified defined benefit pension plan, even if the employee does not make his or her own contributions. Executive Officers may also elect to defer compensation under a non-qualified salary deferral plan. In December 2016, the Company and certain of the Company’s Officers, including the NEOs, entered into amendments to the Deferred Compensation Agreements documenting that no elections to defer compensation may be made under the Agreements after 2016 and that the amounts payable under the original Agreements will remain subject to the terms of the original Agreements. The Company took this action specifically to freeze the “above market interest crediting methodology (the product of Moody’s AAA Corporate Bond Yield Average Rate, plus an additional 4%) on future deferrals, which is no longer a market prevalent practice. Concurrently, the Compensation Committee and the Board adopted the 2017 Connecticut Water Company Deferred Compensation Plan (“2017 DCP”), a non-qualified plan, that allows eligible participants to defer up to 50% of their base salary and up to 100% of incentive compensation earned. The Plan also permits, but does not require, the Company to make discretionary contributions. Effective on January 1, 2017, executive Officers and certain other highly compensated leaders became eligible to elect to made deferrals of compensation under the 2017 DCP. This Plan allows participants to allocate their deferral accounts among several notional investments, the value of which will be increased or decreased to reflect deemed returns under the selected notional investments.

The Role of Management in Compensation Decisions
The Committee and the President and CEO discuss the financial metrics that closely align performance targets of the business with the strategic goals of the Company. The Committee and the President and CEO also discuss the individual goals and desired initiatives for each NEO, to determine which initiatives should become components of the annual incentive plan, and the extent to which performance targets for the previous year have been achieved.
The Committee reviews information provided by its Independent Compensation Consultant and uses that information as a reference point for setting the different components of compensation. The President and CEO provides input on and makes recommendations to the Committee for executives other than himself with respect to annual salary adjustments, annual and long-term incentive opportunity levels and adjustments, and grants of equity awards under the 2014 PSP. The Committee approves or modifies the compensation of these executives taking into consideration the President and CEO’s input and recommendations.
From time to time throughout the year, the President and CEO or the Vice President, Human Resources and Corporate Secretary may provide to the Committee market based data from published surveys, peer companies and other sources with regard to annual salary range adjustments, merit increase budgets and other information related to best practices and emerging trends on executive compensation matters to supplement information from the Consultant.
In 2018, the President and CEO was present at all of the Committee meetings, and attended a portion of two executive sessions at the invitation of the Chairman. The President and CEO provided information to the Committee regarding compensation for his direct reports in executive session but did not participate in meetings or deliberations when his own compensation was discussed.

The Role of the Compensation Consultant
The Committee has utilized the services of The Wilson Group as the Independent Compensation Consultant ("Consultant" or "The Wilson Group") since 2012. The Committee has the sole authority to hire or terminate the Consultant as well as to approve fee arrangements for work performed. The Wilson Group assisted the Committee in fulfilling its responsibilities under its Charter, by providing a briefing on best practice trends in executive compensation and the governance of executive compensation, reviewing and recommending changes to the compensation peer group, and advising on compensation and benefit matters for the NEOs through their benchmark studies and advisory services. The Committee has authorized the Consultant to interact with management and the Committee’s outside legal counsel on behalf of the Committee, as needed to facilitate communication, information gathering activities and work processes required to carry out the instructions of the Committee (for example, the promotion adjustments for Mr. Benoit and Mr. Doffek).
In fiscal year 2018, The Wilson Group provided services to management related to benchmarking compensation for non-executives and updating the Company's compensation structure. This work, as well as the total expense, was fully disclosed to and affirmed by the Committee and Carol P. Wallace, Chairman of the Board. These services totaled $14,050 in 2018. The Committee has assessed the independence of The Wilson Group pursuant to SEC and Nasdaq Listing rules and has concluded that the Consultant’s work for management does not give rise to any conflict of interest concerns.
The Committee retains a compensation consultant every two years, or more frequently if needed, to review, gather competitive data and provide advice on executive compensation matters. The most recent executive compensation benchmark review was completed in October 2018 by The Wilson Group. In this review, the Consultant provided advice and information regarding the design and implementation of the Company’s executive compensation programs, and updated the Committee about regulatory and other technical developments that may affect the Company’s executive compensation programs. In addition, the Consultant provided the Committee with competitive market information, analyses and trends on base salary, short-term incentives, long-term incentives, and executive benefits.
The Committee believes that the Consultant provides candid, direct and objective advice to the Committee, to that end:

•	the Committee directly selected the Consultant;

•	the Consultant is engaged by and reports directly to the Committee and the Chairman of the Committee;

•	the Consultant meets as needed with the Committee in executive sessions that may or may not be attended by any of the Company’s Officers, as determined by the Chairman;

•	the Consultant has direct access to the Committee Chairman and members of the Committee during and between meetings; and

•	interactions between the Consultant and management generally are limited to internal data gathering, discussions on behalf of the Committee and information presented to the Committee for approval.
Competitive Positioning
In 2018, the Committee engaged the Consultant to review the Company’s Compensation Peer Group.
Based on recommendations from the Consultant, the Committee articulated the following criteria as the rationale for establishing the Compensation Peer Group:

1.	The peer group is comprised of companies within the same basic industry segment as the Company;

2.
The number of companies is large enough to reflect a group of companies that is not expected to change over time. If one or two utilities in this peer group are acquired or go private, it should not distort the Company’s benchmark comparisons over time;

3.	The companies reflect a stable set of utilities from a performance perspective readily allowing comparisons to TSR when benchmarking pay and performance relationships; and

4.
The majority of utilities represented in the peer group have been selected as peer companies by ISS and/or Glass Lewis. This means that these proxy advisory firms believe that these companies reasonably reflect our industry practices and performance.

Resulting from that review and subsequent recommendations, the Committee approved a revised Regulated Utility Peer Group, removing the following two companies, Delta Natural Gas and Gas Natural, as they are no longer public and did not file proxy statements in 2018. The Approved 2019 Regulated Utility Peer Group follows (along with all other references to this peer group in this document):

Regulated Utility Peer Group

Company	Primary Industry	Ticker
American States Water	Water & Electric Services	AWR
American Water Works Company	Water & Waste Water Services	AWK
Aqua America	Water & Waste Water Services	WTR
Artesian Resources Corporation	Water & Waste Water Services	ARTNA
California Water Services Group	Water & Waste Water Services	CWT
Chesapeake Utilities Corporation	Natural Gas Distribution & Electric	CPK
Middlesex Water Company	Water & Waste Water Services	MSEX
Northwest Natural Gas Company	Natural Gas Distribution	NWN
RGC Resources	Natural Gas Distribution	RGCO
SJW Corporation	Water & Waste Water Services	SJW
Unitil Corporation	Electric Services & Gas	UTL
York Water Company	Water & Waste Water Services	YORW

The Company's size in relation to this peer group is approximately at the 25th percentile, as such, the Committee has benchmarked compensation for the executives at this level, as advised by the Consultant.
In 2018, the Committee affirmed the Company’s total pay compensation philosophy to target the pay of our NEOs in a range of plus or minus 15% of the market median composite of our Regulated Utility Peer Group (25th percentile), and other survey resources using the 50th percentile.
The Committee reviewed data compiled by the Consultant from 2018 Proxy Statements for the Regulated Utility Peer Group which provided philosophy, program design and total direct compensation statistical data for the top five executive Officers by title and duties. The Consultants compared each NEO position to similar positions at other companies, seeking a minimum of five matches for each NEO as a benchmark for inclusion in the analysis. Such matches were made for the Chief Executive Officer, Chief Financial Officer, and Vice President, Service Delivery. Market Data was captured at the 25th, 50th, and 75th percentiles, consistent with the Company’s current compensation philosophy, however to reflect the Company's size, data reflecting the 25th percentile of the primary peer group was utilized.
To determine the market value of each position, the Consultant calculated the Market Composite of the data. The resulting information was then presented to the Committee in the form of a comparative analysis of actual pay to the marketplace for compensation components including base pay, Total Cash Compensation and Total Direct Compensation. This information was the basis for how each NEO position was assigned to a salary grade in the Company's Compensation Administration structure.
The Committee used these salary grades to determine the preliminary salary recommendation and the preliminary target annual, and long-term equity incentive award values for each executive position. Each salary grade is expressed as a range with a minimum, midpoint, and maximum. The Committee seeks to set the midpoint for Executive officer salaries, target annual and target long-term incentive award values to a position plus or minus 15% of the 25th percentile reported for executives in equivalent positions in the Regulated Utility Peer Group and other resources disclosed in the table above.
This framework provides a guide for the Committee’s deliberations. The actual total compensation and/or amount of each compensation element for an individual executive officer may be more or less than this figure.

How We Make Compensation Decisions
In conjunction with the review and approval of the upcoming year’s financial and strategic plans each fall, the Committee determines the level of potential awards through the Company’s 2014 PSP for the upcoming year, and undertakes a risk analysis to identify any adverse material impacts that the incentives might pose and takes steps to mitigate such impacts. The specific performance goals are established and the corresponding maximum, target and threshold awards are determined by the Committee taking into consideration guidance from the Consultant, which was most recently benchmarked in October 2018. At the conclusion of the incentive plan year when performance has been measured, the Committee determines for each NEO the portion of the awards that were actually earned, based upon the achievement of performance goals set in the financial and strategic business plans. The awards are then made to the participants. Long-term awards have pre-established goals that must be achieved, a vesting period that must be satisfied, and a continued employment term of three years, except in the case of an approved retirement, when vesting may be accelerated per the terms of the 2014 PSP.

In the first quarter of each year, the Committee reviews the current total compensation of our leadership team, the Executive Officers reporting to the CEO, including salaries, target annual and long-term incentive award values, perquisites, other benefits (including retirement, health, and welfare benefits) and Employment Agreements. The Committee receives an annual report from the President and CEO in executive session on each individual executive’s historical compensation information; each executive’s performance; a progress report on the executive’s results in achieving strategic objectives; and general competitive market information pertaining to salary increase budgets and executive compensation. As reported in detail beginning on page 34, every two years, or as frequently as the Committee desires, a recognized Independent Compensation Consultant is engaged to analyze executive compensation competitiveness and reasonableness of the Company’s executive officer pay levels and programs. Comparisons have regularly been made to a sample of larger and smaller publicly-traded regulated utilities, including our Regulated Utility Peer Group members, as disclosed on page 35. The Consultant also provides recommendations regarding the executive compensation program strategy, mix and award practices based upon competitive market trends as well as tax and financial efficiencies.
The Committee then sets each executive’s compensation target for the current year. Typically, this involves establishing annual merit opportunities. The Committee has utilized a Merit Pay Distribution Matrix ("Merit Matrix") for setting executive pay as well as merit compensation for all Company employees. This Merit Matrix uses three data points to calculate merit pay adjustments, Company budget, performance rating and the incumbents’ base pay position in their assigned salary grade, which is aligned with the market pay for that position. The Committee then reviews this information and uses its sound business judgment to approve or modify the Merit Matrix generated pay adjustments for the NEOs. In March 2018, the Committee approved the generated increases per the Merit Matrix without adjustment. Merit increases become effective on a date determined by the Committee, typically in the first week of April every year. The Committee’s decisions are then reported to and reviewed by the Board per the Committee Charter.
Decisions about individual compensation elements and total compensation are ultimately made by the Committee using its sound business judgment, focusing primarily on the executive officer’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Committee also considers a variety of qualitative factors, including the business environment in which the financial and strategic objectives were achieved. Thus, with the exception of the performance awards discussed later, the compensation of our executives is not entirely determined by formula.
Total Annual Cash Compensation
In the first quarter of 2018, using the analysis and work product provided by the Consultant in 2017, the Committee implemented the salary ranges and the Merit Matrix for all Company employees, including the NEOs. As discussed previously on this page, the Merit Matrix uses three data points to calculate merit pay adjustments, Company budget, performance rating and the incumbents' base pay position in their assigned salary grade, which is aligned with the market pay for that position. The Committee, then using its sound business judgment, approves or adjusts the generated pay adjustments for the NEOs. In 2018, the Committee authorized the pay adjustments that resulted from the Merit Matrix assessing them as market and performance aligned.
The Committee, as advised by the Consultant, bases the annual and long–term incentive targets on each NEOs' base salary using the greater of the base salary in effect at the time of grant, or the midpoint of the grade range, which is based on the 50th percentile of the 25th percentile of the Regulated Utility Peer Group, to ensure that the awards are competitive.

The charts below illustrate the fiscal year 2018 percentages of total compensation related to base pay, annual and long-term plan incentives for each of the NEOs.

2018 CEO Total Direct Compensation at Target
45%
33%
22%
Base Pay = $430,000
Base Pay
Annual Award
Long-Term Award

2018 CFO, Treasurer & Controller Total Direct Compensation at Target
18%
21%
61%
Base Pay = $225,000
Base Pay
Annual Award
Long-Term Award

2018
VP Total Direct Compensation at Target
19%
18%
63%
Base Pay
Doffek = $225,000
Johnson = $265,724
Patla = $223,256
Westbrook = $273,348
Base Pay
Annual Award
Long-Term Award

As mentioned previously, the primary reason for individual variation of salaries from the market median composite of the Regulated Utility Peer Group (25th percentile) and published survey resources includes individual performance, skills, experience and length of time in current position. Similarly, because annual incentive targets and the annualized value of long–term incentive targets are applied to base salary or the midpoint of the grade range, that is based on the 50th percentile of the 25th percentile of the Regulated Utility Peer Group, the Total Cash and Total Direct Compensation values may differ from market median composite of the Regulated Utility Peer Group (25th percentile) and published survey resources.
This practice results in a large percentage of total compensation (excluding benefits) for the NEOs being performance based. The following table shows 2018 total actual performance-related percentages for the NEOs, with the performance share elements valued at $67.18, the closing share price of the Company's common stock on March 13, 2019:

	Fixed and Performance Based Pay Percentages for Plan Year 2018
	Fixed	Performance-Based
NEOs	Salary (% of Total)	PSP-Annual Incentive (% of Total)	PSP –Long- Term Incentive (% of Total)(1)	Total Performance Related (% of Total)

Mr. Benoit	45%	28%	27%	55%
Mr. Doffek	63%	22%	15%	37%
Ms. Johnson	59%	17%	24%	41%
Mr. Patla	57%	19%	24%	43%
Ms. Westbrook	60%	17%	23%	40%
(1) Includes 33.33% of the 2016, 2017 and 2018 long-term PSP awards.

Performance Objectives and Annual Incentive Awards through the 2014 PSP
Although unusual to grant annual incentives in the form of equity, the Company chooses to reward our executive Officers, including the NEOs for the Company's annual performance in achieving pre–established financial, strategic and individual executive goals set at the Company level through the 2014 PSP. We believe that delivering equity based annual incentive awards aligns the interests of management with those of the shareholders and provides additional opportunity for executives to accumulate meaningful levels of stock ownership. In the fourth quarter of each year, based on the President and CEO’s recommendations for his direct officer reports, the Committee reviews this information to determine if any material adverse impact may arise as a result of the recommendations and then establishes the threshold, target and maximum annual incentive award opportunity for each NEO, sets the performance objectives for the upcoming performance year and reviews those actions with the Board. All references to the President and CEO’s recommendations relate to executives other than himself. All decisions related to the President and CEO are made by the Committee in consultation with the Consultant and are reviewed with the Board in accordance with the Committee’s Charter.
Threshold, Target and Maximum Incentive Award Opportunities
The Committee established a threshold, target and maximum incentive award opportunity for each NEO expressed in 2018 as a percentage of the base pay or grade range midpoint for the annual and long-term awards as detailed in the chart below.
The 2014 PSP is a tool that the Committee employs to pay fully-competitive annual and long-term equity incentives when performance against goals meet or exceed the target level. The Committee has the authority to adjust salary ranges and incentive opportunity levels should an executive’s responsibilities increase during the year and/or be promoted, The Committee and the Board adjusted Mr. Benoit's salary to $430,000 and long-term incentive opportunity to 75% at Target in recognition of his promotion to President and CEO on March 6, 2018. Similarly, upon promotion to CFO, Treasurer and Controller on March 6, 2018, the Committee adjusted Mr. Doffek's salary to $225,000, set his annual target incentive opportunity to 35% and affirmed his long-term target incentive opportunity of 30%. The Committee also has the authority to determine the amounts of annual and long-term awards and to adjust actual performance results for extraordinary circumstances when the Committee, exercising its sound business judgment, deems it prudent to do so.

The following table displays the 2018 base pay or grade range midpoint for each of the NEOs and the award opportunities, as defined by the Compensation Committee, for achievement at threshold, target and maximum levels of performance in the annual plan.

	2018 Performance Stock Plan Annual Awards as Percentage of Base Pay or Salary Grade Midpoint
	Achievement Levels	80%	100%	120%

NEOs	2018 Base Pay or Grade Midpoint at Grant ($)	PSP Annual Award at Threshold	PSP Annual Award at Target	PSP Annual Award at Maximum
Mr. Benoit(1)(2)	461,100	40%	50%	60%
Mr. Doffek(1)(3)	234,000	20%	35%	40%
Ms. Johnson	259,643	20%	30%	40%
Mr. Patla(1)	234,000	20%	30%	40%
Ms. Westbrook	267,092	20%	30%	40%

(1)
This amount represents the grade range midpoint established by the Committee based on the recommendation by the Consultant. Midpoint is used for the calculation of incentives when the base pay in effect at the time is more than 15% behind the market composite for the role and role and maintains competitiveness;

(2)	Effective March 6, 2018, Mr. Benoit's compensation was adjusted in recognition of his promotion to President and CEO; and

(3)	Effective March 6, 2018, Mr. Doffek's compensation and Target award opportunity were adjusted in recognition of his promotion to CFO, Treasurer and Controller.
Annual Incentive Performance Objectives
Based on the President and CEO’s recommendations and an analysis of the associated potential risk points, the Committee sets the financial, strategic and individual objectives for each executive officer, including the NEOs. In selecting the financial performance objectives, the Committee sought to have the executives focus on the following Annual Plan Metrics for 2018:
2018 Annual Incentive Performance Process
In December of 2017, the Committee selected and quantified Mr. Benoit's goals, taking into consideration the Company's current financial and strategic priorities. The Committee recognizes that EPS should be emphasized, but also that performance against this metric may not be reflected in a single 12–month period. Each of these goals are further defined by identifying the threshold level of performance (80%), target or expected performance (100%) and maximum level of performance (120%).
The Committee selected these strategic goals based on its judgment that they represent areas where the CEO should focus his energies to continue to drive the Company’s business forward. The potential risks associated with the CEO’s performance goals were reviewed by the Committee and the Board upon approval and then progress against the goal was periodically reviewed.

For 2018, annual incentives for our other NEOs were based on performance measured against the same set of strategic Company goals assigned to the CEO and depicted in the chart above, note that the individual project component was customized to each NEO.
When setting the target levels for the financial, strategic and individual objectives related to the annual incentive awards, the Committee concluded that the relationship between the payments generated at the carious levels of achievement for the NEOs and the degree of difficulty of attainment for the performance targets was significant and reasonable.
Performance Objectives and Long-Term Incentive Awards through the 2014 PSP
We grant long-term incentives through the 2014 PSP to reward our executive Officers, including the NEOs, for the Company’s longer-term performance in achieving pre-established financial and strategic goals set at the Company level. In the last quarter of each year, based on the President and CEO’s recommendations for his direct officer reports, the Committee establishes the threshold, target and maximum long-term incentive award opportunities for each executive and approves the performance objectives for the upcoming performance year. All references to the President and CEO’s recommendations relate to executives other than himself. All decisions related to the President and CEO are made by the Committee and reviewed with the Board in accordance with the Committee’s Charter.
Consistent with the 2017 performance metrics, the Committee, in consultation with the Consultant, approved two metrics for use in the long-term plan, both weighted at 50%:
•Absolute three-year average Return on Shareholders’ Equity ("ROE"); and
•A TSR Scorecard
ROE is the amount of net income returned as a percentage of shareholders equity and measures a company's profitability by revealing how much profit is generated with the money shareholders have invested. Awards are payable when the Company’s three-year average performance achieves or exceeds targets set by the Committee before the performance period.
TSR is a term describing the total of the Company’s stock price appreciation and aggregate dividends over a specified period of time. The TSR Scorecard is a weighted comparison of the Company's absolute three-year TSR to three comparators; the S&P Small Cap Utilities Index, the S&P Mid Cap Utilities Index and to the Company's publicly traded Water Utility Peers.

Incentive Criteria		Weight	Planned Performance Level
Metric			Threshold 50%	Target 100%	Maximum 150%
1	CTWS 3 Year TSR as a Percentile of the S&P Small Cap Utilities Index	25%	25%	50%	75%
2	CTWS 3 Year TSR as a Percentile of the S&P Mid Cap Utilities Index	25%	25%	50%	75%
3	CTWS 3Year TSR as a Percentile of the CTWS Water Utility Peer's 3 Year Index	50%	25%	50%	75%
The Consultant and the Committee believe that measuring the Company’s three-year TSR performance against broader market indices in addition to the Water Utility Peers (American Water Company, Aqua America, American States Water, Artesian Water Company, Middlesex Water Company, York Water Company, SJW Group, California Water Company) provides for a better reflection of performance given that the current Water Utility Peers include only eight reference points. With such a narrow group of comparators, there is a high risk of substantial volatility due to the impact of specific actions on the part of one or two peers (for example, one peer does a significant acquisition or divestiture in the measurement period) on the total aggregate results of the group.
Awards are payable when the Company's three-year TSR meets or exceeds certain benchmarks as compared to the comparators in the Scorecard.
Target Long-Term Award Opportunities
As reported in the table below, the 2018 target incentive opportunities for the NEOs ranged from 30%-75% of base pay or salary range midpoint, in the long-term incentive plan. These target levels were determined to be at the 25th percentile for similar positions in the Regulated Utility Peer Group as recommended by the Consultant. Should an executive’s responsibilities increase during the year and/or be promoted, the target incentive opportunity for the year may be adjusted to reflect the new salary range and target bonus opportunity. The Committee increased Mr. Benoit's long-term incentive eligibility upon his promotion to

President and CEO on March 6, 2018 and Mr. Doffek's annual incentive eligibility on the same date upon his promotion to CFO, Treasurer and Controller. The achievement levels for the long-term plan are 50% at threshold, 100% at target and 150% at maximum levels of performance to reflect market practices that provide more upside opportunity for performance that exceeds target while reducing the award that would be payable for performance below target.

	2018 Performance Stock Plan Long-Term Awards as Percentage of Base Pay or Salary Grade Midpoint
	Achievement Levels	50%	100%	150%

NEOs	2018 Base Pay or Grade Midpoint at Grant ($)	PSP Long-Term Award at Threshold	PSP Long-Term Award at Target	PSP Long-Term Award at Maximum
Mr. Benoit(1)(2)	461,100	45%	75%	115%
Mr. Doffek(1)(3)	234,000	15%	30%	45%
Ms. Johnson	259,643	15%	30%	45%
Mr. Patla(1)	234,000	15%	30%	45%
Ms. Westbrook	267,092	15%	30%	45%

(1)
This amount represents the grade range midpoint established by the Committee based on the recommendation by the Consultant. Midpoint is used for the calculation of incentives when the base pay in effect at the time is more than 15% behind the market composite for the role and maintains competitiveness;

(2)	Effective March 6, 2018, Mr. Benoit's compensation and Target award under the long-term incentive was adjusted to recognize his promotion to President and CEO; and

(3)	Effective March 6, 2018, Mr. Doffek's compensation and long-term incentive was adjusted to recognize his appointment as CFO, Treasurer and Controller.
2019 Long-Term Incentive Performance Objectives
Based on the President and CEO’s recommendation, the Committee in consultation with the Consultant, set the following metrics for the 2018 long–term plan:
•Deliver three-year average Return on Shareholder's Equity ("ROE") at a weight of 50%; and
•Achieve a relative three–year TSR against the TSR Scorecard.
The TSR Scorecard permits the Committee to provide award opportunities when the Company's three–year TSR performance meets or exceeds certain benchmarks when compared to the S&P Small and Mid-Cap Utilities indices and the Water Utility Peer Group as defined on page 40.
2018 Long-Term Incentive Performance Process
The Committee selected and weighted the President and CEO’s goals, taking into consideration the Company’s current financial and strategic priorities and reviewing all associated elements of risk. The Committee recognizes that delivering sustained shareholder value and returns on that value is critical to the Company’s success and as such set the CEO’s 2018 long-term incentive award opportunity as previously detailed above.
The Committee set the target levels associated with this objective and concluded that the relationship between the payments generated at the various levels of achievement and the degree of difficulty of the target was significant and reasonable.
The CEO’s goals were reviewed with the Board and his progress was periodically reviewed by the Committee and the Board during the year.
The 2018 long-term incentives for our other NEOs, including Mr. Benoit, were based on the same performance measures used to assess the President and CEO's long–term incentive as detailed above.
PSP Annual and Long-Term Incentive Measurement
2017 Award Measurement Vested in 2018 or in Future Years
The Committee met on March 13, 2018, and finalized amounts payable as annual and long-term incentive awards to the NEOs. The annual results for the 2017 plan year were reported previously in the 2018 Proxy Statement but are reiterated here because the payments of such portions of the annual and long-term awards for 2017 had an impact on the NEO’s compensation in 2018.

The annual plan metrics and achievement levels were as follows:

•
2017 EPS target was $2.20; actual EPS was $2.28 before adjustments related to the Tax Cuts and Jobs Act of 2017 which reduced EPS to $2.17. The Committee, exercising its sound business judgment and authority as provided through the 2014 PSP, declared the metric achieved at Maximum level of performance. The award was capped at 120% of target and provided 72% to the award allocation calculation for each NEO;

•
The Customer Satisfaction metric result was 95.3% and the Public Opinion Leader Survey score exceeded 91%, thereby achieving maximum levels of performance, providing 12% toward the total award calculation for each NEO;

•	The Employee Satisfaction metric result was 87.2%, delivering a calculated result of 81.5% of Target, providing 8.2% toward the total award calculation for each NEO;

•	The Metered Ratio metric (measures our success in reducing lost water in our systems) results were achieved at 90.5% of target, contributing 4.5% toward the award calculations; and

•
Each NEO was assigned an initiative to accomplish under the Individual Component of the Annual Award, Messrs. Benoit, Doffek and Patla achieved their award at 110% of Target, providing 16% to the award calculation, Mesdames Johnson and Westbrook achieved their award over Target levels, providing 16.8% and 16.5% respectively to their award allocation.

As a result of the final weighted calculation of the above measures, Messrs. Benoit, Doffek and Patla received 112.7% of their target award allocation and Ms. Johnson and Ms. Westbrook received 113.5% and 113.2% respectively, of their target award allocation for the 2017 annual incentive plan. These awards were vested as of March 14, 2018.
The Company’s three-year annual average TSR for the period ending December 31, 2017 was 19.5%; which resulted in the following relative rankings and provided earnings toward the calculation of the long–term award as expressed through the TSR Scorecard:

•
The Company, if included in the S&P Small Cap Utilities Index would have exceeded the results of all entities in the Index. The Company exceeded the 75th percentile of the Index’s three–year annual average TSR for the period ending December 31, 2017, delivering Maximum level of performance, capped at 150% and provided 37.5% of target to the award calculation;

•
Exceeded the 75th percentile of the S&P Mid Cap Utilities Index three–year annual average TSR for the period ending December 31, 2017, delivering Maximum level of performance, capped at 150% and provided 37.5% of target to the award calculation; and

•
Achieved the 50th percentile of the Water Utility Peers’ (excluding American Water Company, Aqua America and American States Water) three–year annual average TSR for the period ending December 31, 2017 and provided 50% of target to the award calculation.

As a result of the final weighted calculation using the TSR Scorecard and the ROE measure, each of the NEOs received 62.5% and 75% of their target award allocation, respectively, allowing for a combined weighted total of 137.5% of target for the 2016 long–term incentive plan, to be vested in 2018, 2019 and 2020.
The Committee added a modifier to the long-term plan beginning in 2012 that would allow for a Maximum level of achievement to be declared by the Committee if the Company were to do a significant acquisition during the period. The Company did in fact acquire two companies, the Heritage Village Water Company and Avon Water Company in 2017, a total of 8% growth but the Committee in their sound business judgment determined to pay the award at actual levels of performance.
As a result of the final weighted calculation using the TSR Scorecard and the ROE measure, each of the NEOs received 110% of their target award allocation for the 2017 long-term incentive plan, which will vest over a three year period beginning in 2018.

Total awards earned through the 2014 PSP for the 2017 plan year, paid in 2018 were as follows (previously disclosed in the 2018 Proxy Statement, with the exception of Mr. Doffek who was not an NEO at the time of publication):

	2017 Annual and Long-Term PSP Awards Earned in 2018
NEO	Total Annual PSP Award Value ($)	Annual PSP Cash Award ($)	Annual Incentive Deferred Cash Election Award ($)	Annual PSP Shares (1) (2) (3) (#)	Total Long-Term PSP Award Value ($)	Long-Term PSP Cash Award ($)	Long-Term Incentive Deferred Cash Election Award ($)	Long-Term PSP Award Shares (1) (2) (3) (#)
Mr. Benoit	166,294	118,853	47,441	—	139,160	139,160	—	—
Mr. Doffek	66,067	55,375	—	199	39,301	31,241	—	150
Ms. Johnson	92,281	52,098	20,088	374	82,865	37,645	22,599	421
Mr. Patla	76,111	34,255	—	779	69,096	21,975	—	877
Ms. Westbrook	94,541	32,547	61,994	—	85,242	15,499	69,743	—
(1) The grant date fair value of these awards was $53.73.
(2) Mr. Doffek made future payment date elections under the PSP for both the annual and long-term awards earned in 2016 as follows: (a) annual plan - payout to be made 45 days following the final vesting of the award, and (b) long-term plan - payout on on the 45th day after the 1st anniversary of final vesting of the award.
(3) The long-term PSP awards will vest ratably at 33.33% in 2018, 2019 and 2020.
2018 Award Measurement Payable in 2019
The Committee also met on March 13, 2019, and upon report to the Board on March 14, 2019, finalized amounts payable as annual and long-term incentive awards to the NEOs through the 2014 PSP for 2018 as follows:
2019 Annual Incentive Results

•
2018 EPS target was $2.32; actual EPS was $2.32 after adjustments related to the proposed merger with SJW which reduced EPS to $1.40. The Committee, exercising its sound business judgment and authority as provided through the 2014 PSP, declared the metric achieved at Target level of performance. This result was achieved at 100% of Target and contributed 60% to the award allocation calculation for each NEO;

•
The Customer Satisfaction Composite metric result was 92.1%, or 88.0% of target and the Public Opinion Leader Survey scores for both companies exceeded 90.6%. Because the Customer Service Composite was not achieved at Target, the actual results were used for the computation. This metric contributed 8.8% toward the total award calculation for each NEO;

•	The Employee Satisfaction Composite metric result was 85.0%, achieving Threshold level performance, or 80% of Target, contributing 8.0% toward the total award calculation for each NEO;

•	The Metered Ratio Composite metric (measures our success in reducing lost water in our systems) results were 83.2%, or 101.5% of Target, contributing 5.1% toward the award calculations; and

•
Each NEO was assigned initiatives to accomplish under the Individual Component of the Annual Award, Messrs. Benoit and Patla achieved their award at 110% of Target, providing 16% to the award calculation, Mesdames Johnson and Westbrook achieved their award over Target levels, providing 16.8% and 16.5% respectively to their award allocation.

As a result of the final weighted calculation of the above measures, Mr. Benoit received 100% of the Target award allocation, Messrs Doffek and Patla received 110% and Mesdames Johnson and Westbrook received 113.3% of their target award allocation for the 2018 annual incentive plan. These awards were vested as of March 14, 2019.

The detailed calculations for each NEO are as follows:

	David C. Benoit, President & CEO 2018 Annual Plan Shared Goals (1)
Metric	Weighting	Achievement Level	Mr. Benoit's Award
Financial Performance — EPS	60%	60.0%	$138,330
Customer Satisfaction	10%	8.8%	$20,288
Employee Satisfaction	10%	8.0%	$18,444
Metered Ratio	5%	5.1%	$11,700
Individual Component	15%	15.0%	$34,583
Total	100%	96.9%	$223,345
(1) Effective March 6, 2018, Mr. Benoit was promoted to President and CEO.

	2018 Annual Plan Shared Goals
Metric	Weighting	Achievement Level	Mr. Doffek's Award(2)	Ms. Johnson's Award	Mr. Patla's Award	Ms. Westbrook's Award
Financial Performance — EPS	60%	60.0%	$46,250	$46,736	$42,120	$48,077
Customer Satisfaction	10%	8.8%	$6,475	$6,231	$5,616	$6,410
Employee Satisfaction	10%	8.0%	$5,625	$5,193	$4,680	$5,342
Metered Ratio	5%	5.1%	$3,983	$4,005	$3,609	$4,120
Individual Component(1)	15%	15.0%	$10,500	$15,153	$12,300	$15,588
Total	100%	96.9%	$72,833	$77,318	$68,325	$79,537
(1)The Individual Component achievement levels vary slightly for each of the above NEOs. The table provides an average of that component while reporting out actual award paid to each NEO.
(2) Effective March 6, 2018, Mr. Doffek was promoted to CFO, Treasurer and Controller. As a result, his base pay was increased to $225,000 and his annual incentive Target was increased 35%. His 2018 annual award was pro-rated to capture the effect of the increase in his base pay and incentive eligibility for the portion of the year that he served as CFO, Treasurer and Controller.

2018 Long-Term Incentive Results
The Company’s three-year TSR for the period ending December 31, 2018 was 94%; which resulted in the following relative rankings and provided earnings toward the calculation of the long-term award as expressed through the TSR Scorecard:

•
Exceeded the 75th percentile of the S&P Mid Cap Utilities Index three-year TSR for the period ending December 31, 2018, delivering Maximum level of performance, capped at 150% and provided 37.5% of target to the award calculation;

•
Exceeded the 75th percentile of the S&P Small Cap Utilities Index three-year TSR for the period ending December 31, 2018, delivering Maximum level of performance, capped at 150% and provided 37.5% of target to the award; and

•
The Company’s three-year TSR was ranked fourth of the nine companies that comprise the Water Utility Peer Index for the period ending December 31, 2018 and provided 65% of target to the award calculation.

The Company's absolute, three-year average return on Shareholders' Equity for the period ended December 31, 2018 was 9.42%, achieving Target level performance and contributed 50% to the long-term incentive calculation for 2018.
As a result of the Company's weighted performance against the 2018 TSR Scorecard and the ROE measure, each of the NEOs received 120% of their target award allocation for the 2018 long-term incentive plan, which will vest over a three year period beginning in 2019.

Total awards earned through the 2014 PSP for the 2018 long-term plan year were as follows:

	2018 Long-Term PSP Awards Earned in 2018
NEO	Target Achievement	Long-Term PSP Award ($)
Mr. Benoit(1)	120%	361,031
Mr. Doffek(2)	120%	52,279
Ms. Johnson	120%	93,471
Mr. Patla	120%	84,240
Ms. Westbrook	120%	96,153
(1) Effective March 6, 2018, Mr. Benoit was promoted to President and CEO. As a result, his base pay was increased to $430,000 and his long-term Target incentive opportunity was changed to 75% of his grade range midpoint of $461,100. His long-term award was pro-rated to capture the effect of the increase in his incentive eligibility for the portion of the year that he served as President and CEO.
(2) Effective March 6, 2018, Mr. Doffek was promoted to CFO, Treasurer and Controller. As a result, his base pay was increased to $225,000.His long-term award was pro-rated to capture the effect of the increase in his base pay for the portion of the year that he served as CFO, Treasurer and Controller.

The Impact of Tax Considerations on Executive Compensation Decisions
While the Company’s executive compensation program is structured to be sensitive to the deductibility of compensation for federal income tax purposes, the program is principally designed to achieve our objectives as described throughout this Compensation Discussion and Analysis section. Section 162(m) of the IRC of 1986 generally precludes the deduction for federal income tax purposes of more than $1 million in compensation (including long-term incentives) paid individually to our Chief Executive Officer and the other NEOs in any one year, subject to certain specified exceptions. Until the Tax Cut and Jobs Act was signed into law on December 22, 2017, performance based compensation was deductible, even if it caused the covered employee to have compensation in excess of $1 million. The Tax Cut and Jobs Act eliminated this performance-based compensation deduction going forward, but provided limited transition relied for compensation paid pursuant to a contract in effect as of November 2, 2017 that is not material modified after such date. This means that certain outstanding performance-based compensation may continue to be deductible under Section 162(m), but that all compensation after November 2, 2017 will be subject to the $1 million cap on deductibility. The Company, if it finds itself in a position to be eligible for the performance based deduction, will seek to take advantage of the transition relief consistent with applicable law. As previously noted, under the amended and restated employment agreement and change-in-control plan descriptions for Mr. Benoit, and Ms. Westbrook beginning on page 51, in the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment,” as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then an additional “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. We included these provisions in these agreements because we did not want the potential excise tax to serve as a disincentive to pursue a change-in-control transaction that might otherwise be in the best interests of our shareholders. We believe that, in light of our NEOs record of performance, this determination is appropriate. Neither Ms. Johnson's Amended and Restated Employment Agreement nor Mr. Patla's Employment Agreement provide for a tax gross–up, instead, their benefit is subject to a “Best of Net Cutback” provision. A "Best of Net Cutback” provision provides that the executive may receive his or her full change-in-control related payment and be responsible for all taxes, except that the payments will be reduced to an amount such that the payments would not constitute an "excess parachute payment," as defined in IRC Section 280G, if it would be more favorable to the executive on an after-tax basis.
Compensation Clawback Policy
The Committee has adopted a compensation clawback policy that applies to all incentive compensation received by executive Officers and augments the clawback policy, set by regulation and included in the 2014 PSP. Under the policy, the Company may recover from an executive officer the amount of previously paid incentive compensation (including both cash and equity awards) that the Board of Directors determines to be appropriate in two circumstances. The first circumstance arises if an executive officer’s acts or omissions are a significant contributing factor to a requirement that the Company restate its reported financial results due to a material error. The second circumstance under which compensation may be recovered under the policy arises if the executive officer’s employment is terminated for “cause.” Under the policy, “cause” is defined to include instances of gross negligence, willful misconduct or willful malfeasance that materially adversely impact the Company’s reputation or business; willful violations of law that materially adversely affect the Company’s reputation or business; or theft, embezzlement or fraud. This clawback provision is intended to provide enhanced safeguards against certain types of executive misconduct, and allows for recovery of significant compensation paid to an executive officer who engages in such misconduct. In addition, the Committee has adopted a compensation clawback policy that applies to incentive compensation received by employees at large of the Company. The policy provides that if the Company is required to restate its financial results to correct a material error, and the Board of Directors reasonably determines that an employee’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement, then, to the extent permitted by applicable law, the Company may recoup or “clawback” such incentive compensation that the Board of Directors, in its discretion, determines to be appropriate.
Anti-Hedging Policy
The Company does not allow Directors, Officers and specified employees to hedge the value of Company equity securities held directly or indirectly by the Directors, Officers or specified employees. Company policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities, as well as short sales of Company securities, hedging or monetization transactions or purchases of Company equity securities on margin.
Pledging of Company Securities.
In January 2019, the Company amended its Insider Trading Policy to include a prohibition against the pledging of Company securities.

Risk Assessment
The Committee of the Board regularly reviews the compensation policies and practices for all employees, including executive Officers, and has determined that our compensation policies do not, and are not reasonably likely to, have a material adverse effect on the Company. The Committee, following its review and approval of executive compensation matters, reports to the full Board for their ratification. The Company believes that this is an important step to assure that the decisions made by the Committee are aligned with the strategy of the Company and transparent to all constituencies, therefore exposing any potential risks for discussion and mitigation. The Committee makes decisions regarding incentive and other forms of compensation based on analysis and discussion of the following key factors, presented by knowledgeable industry professionals that have the potential to encourage excessive risk-taking:

•	an excessive focus on equity compensation;

•	a total direct compensation mix weighted toward annual incentives;

•	uncapped payouts;

•	unreasonable or undefined incentive plan goals; and

•	incentive payout “cliffs” that may encourage short-term business decisions to achieve payout parameters.
The Committee highlights the following design features of our executive compensation programs that operate to mitigate the concern of excessive risk taking for participants:

•	all plan parameters, including design, metrics, and payout targets are reviewed by an Independent Compensation Consultant engaged by the Committee;

•
the incentive plan design provides for a conservative mix of cash and equity, annual and long-term incentives and performance metrics including relative three-year TSR comparisons, Return on Shareholders' Equity, customer and employee satisfaction, reduction of loss water in our systems and an individual component tied to the accomplishment of key strategic initiatives;

•	goals are appropriately defined to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	rolling three-year, long-term performance targets that discourage short-term risk taking;

•	maximum payout levels for incentives are capped;

•	all executives participate in the same incentive plan, the 2004 PSP through April 24, 2014 and then the 2014 PSP as of May 8, 2014;

•	the Company does not currently grant stock options;

•	the Committee has the power to reduce payouts at their discretion and did so in the 2017 long-term plan, measured in 2018 and reported in this proxy statement; and

•	the 2014 PSP contains an appropriate clawback policy and the Company has augmented that to include additional situations that might give rise to a clawback on incentive compensation.
Senior Leader and Manager Incentive Plan
The Committee determined that, for all non-executive employees, the Company’s compensation programs are low risk. Each year from 2011 - 2019 the Committee has approved a short-term cash incentive program for non-officers called the Senior

Leader and Manager Incentive Plan (“SLMIP”). The Committee designed this plan to encourage a team of senior leaders to accomplish goals related to key business drivers such as: to achieve sustainable, cost–effective efficiencies; enhance customer satisfaction and employee satisfaction as measured by an independent third party research firm; control unaccounted for and lost water through achieving an absolute "metered ratio" which is in alignment with our commitment to protecting the environment; and to meet the Company's strategic business plan. The Committee has determined that, beginning in 2017, some or all of awards made under the SLMIP will be made in the form of equity awards under the 2014 PSP. Ultimately, the SLMIP benefits shareholders and customers by appropriately reducing expenses or enhancing revenues while maintaining exceptional customer service and water quality and encouraging safety and infrastructure improvements. To date, this incentive plan achieved sustainable cost savings of $5,551,609. In 2018, the SLMIP results were:

Metrics	CWC	MWC

Earnings Per Share(1)	$2.32	$2.32
Customer Satisfaction	93.1%	88.9%
Employee Satisfaction	87.6%	77.2%
Metered Ratio	84.1%	80.4%
Cost Savings	$750,807
(1) This is a non-GAPP measure for 2018 EPS and reflects the adjustment to actual 2018 EPS to exclude merger and acquisition costs.
In 2018, a total incentive payout of $556,652 was awarded to plan participants. The Committee has determined that this program will not and does not pose a material adverse effect for the Company due to the fact that:

•	goals are appropriately defined to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	maximum payout levels for incentives are capped;

•	the Committee has the power to reduce payouts at their discretion; and

•	the 2014 PSP includes a clawback policy in the unlikely event that Plan awards have an unanticipated effect on risk.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2018 Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
David C. Benoit,(5)	2018	424,693	—	462,215	—	174,386	503,649	9,937	1,574,880
President and CEO	2017	341,457	—	—	—	310,424	763,581	11,170	1,426,632
	2016	314,146	—	49,130	—	244,286	517,935	10,463	1,135,960

Robert J. Doffek(6)	2018	217,872	—	22,166	—	110,717	(308)	8,994	359,441
CFO, Treasurer and Controller	2017	N/A	—	N/A	—	N/A	N/A	N/A	—
	2016	N/A	—	N/A	—	N/A	N/A	N/A	—

Kristen A. Johnson,	2018	264,438	—	77,893	—	82,318	46,586	8,061	479,296
VP, Human Resources & Corporate Secretary	2017	257,836	—	90,133	—	137,430	255,815	8,170	749,384
	2016	248,610	—	28,835	—	147,763	158,871	8,239	592,318

Craig J. Patla(7)	2018	221,650		33,248	—	107,238	(21,576)	6,022	346,582
VP, Service Delivery	2017	214,336	—	124,301	—	61,230	185,215	6,675	591,757
	2016	N/A	—	N/A	—	N/A	N/A	N/A	—

Maureen P. Westbrook,	2018	272,025	—	—	—	180,689	59,117	8,538	520,369
VP, Regulatory & Customer Affairs	2017	265,234	—	60,000	—	184,783	488,260	9,079	1,007,356
	2016	256,293	—	59,898	—	111,022	331,296	8,737	767,246

(1) In January 2018, NEOs received either restricted stock or performance shares which is performance based and determined in accordance with the Company's actual performance in comparison to strategic goals approved by the Committee, before the year begins. The amounts in the stock awards columns reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and reported at target, the level of performance expected at grant. The amounts reported for all years have been calculated to conform to SEC regulations. If the highest level of performance criteria were achieved, the aggregate grant date fair value of the portion of PSP awards elected by Messrs Benoit, Doffek and Patla, and Mesdames Westbrook and Johnson in performance shares or restricted stock would be disclosed in the following table. Performance conditions for these awards are disclosed on pages 43 and 44. In March 2018, Mr. Benoit also received an award of cash settled restricted stock units (RSUs) with a Grant Date Fair Value of $162,500 at grant. This award will cliff vest on March 6, 2021.

Name	Year(A)	Maximum Annual Award ($)	Maximum Long-Term Award ($)
Mr. Benoit(B)(C)	2018	138,330	530,265
	2017	—	—
	2016	30,706	36,847
Mr. Doffek(B)(C)	2018	22,166	8,312
	2017	N/A	N/A
	2016	N/A	N/A
Ms. Johnson(C)(D)	2018	—	116,839
	2017	20,088	22,599
	2016	19,223	21,626
Mr. Patla(B)(C)	2018	17,732	29,923
	2017	41,877	47,111
	2016	N/A	N/A
Ms. Westbrook(B)(C)(D)	2018	—	—
	2017	—	—
	2016	39,932	44,923

A.
The amounts reported in this table represent the equity portions of the Annual and Long-Term PSP Awards as elected by the NEOs before the start of each year for 2016, 2017, and 2018. The Long-Term Incentive Awards vest ratably at 33.33%, per year, over a three-year period. All vesting periods also carry a requirement that the executive remain employed by the Company to the completion of the vesting period to receive the earned award.

B.
Before the start of the 2018 incentive plan year, the executive elected to have portions of their long-term awards paid in performance cash units which are recorded under the Non-Equity Incentive Plan Compensation column.

C.
Before the start of the 2018 incentive plan year, the executive elected to have portions of their annual awards paid in performance cash unites which are recorded under the Non-Equity Incentive Plan Compensation column.

D.
Before the start of the 2018 incentive plan year, the executive elected to have portions of their annual or long-term awards paid in incentive cash deferrals which amounts are recorded under the Non-Equity Incentive Plan Compensation column.

(2) The compensation reported in this column consists of (i) an amount of cash incentive deferral under the 2017 DCP for Mesdames Johnson and Westbrook in the amounts of $20,771 and $136,217 respectively (ii) cash units issued under the PSP for each plan year represented. Both the annual award and vested and unvested portion of each year's long–term award under the PSP and (iii) an Integration Cash Award of $5,000 for each NEO are included in this column. The long–term component has a continued employment vesting schedule, in addition to the attainment of specific performance conditions as disclosed beginning on page 44.
(3) Reflects the change from 2015 through 2018 in the actuarial present values of each NEOs' accumulated benefits under the Company's pension plan and Supplemental Executive Retirement Program (“SERP”). In addition, this column reflects the above market interest earned through the Executive Non-Qualified Deferred Compensation Agreements for Messrs Benoit and Doffek and Mesdames Westbrook and Johnson of $41,497, $236, $10,104 and $7,797, respectively. These Agreements were amended to freeze the participant accounts to new deferrals after December 31, 2017 as discussed on page 59. The year-over-year change in pension value increased in 2017 primarily due to the discount rate decrease year-over-year from 4.10% to 3.60%.
(4) Amounts reflected in this column include the Company's 401(k) safe harbor, non-elective contributions for each NEO in 2018. In addition, the NEOs have been granted supplemental long-term disability policies at premiums of $2,371 for Mr. Benoit, $1,205 for Ms. Johnson, $322 for Mr. Patla, and $1,604 for Ms. Westbrook in 2018. These supplemental long-term disability policies, when combined with the standard long-term disability policy benefit provided to other Company employees, will provide the NEOs a benefit equal to 60% of their compensation in the event that they become disabled. Mr. Benoit has a supplemental life insurance policy, with premiums made by the Company equal $735.

(5)	Mr. Benoit served as the Company's Interim President & CEO, CFO and Treasurer from September 28, 2017 until his promotion to President and CEO on March 6, 2018.
(6) Mr. Doffek was not an NEO in 2016 or 2017 and as such no amounts are shown for those years.
(7) Mr. Patla was not an NEO for 2016 and as such no amounts are shown for those years.

Grants of Plan-Based Awards for 2018

NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
David C. Benoit(4)	3/6/2018	—	—	—	—	—	—	3,309	—	—	162,505
	1/17/2018	92,220	155,687	346,760	3,883	7,426	7,863	—	—	—	415,009
Robert J. Doffek(4)	1/17/2018	49,841	134,996	180,041	367	367	367	—	—	—	19,370
K. A. Johnson	1/17/2018	51,929	77,893	103,857	738	1,476	2,214	—	—	—	116,855
C. J. Patla	1/17/2018	62,010	105,300	148,590	377	665	953	—	—	—	50,299
M. P. Westbrook	1/17/2018	93,482	160,255	227,028	—	—	—	—	—	—	—

(1)	The closing share price of the Company's Common Stock was $52.78 on January 17, 2018, the day prior to the grant date.

(2)	Amount reflect the grant date fair value ($49.11) of restricted cash settled shares awarded to Mr. Benoit on March 6, 2018.

(3)
Amounts reflect the grant date fair value of restricted stock and performance shares, represented at maximum levels of performance, issued to named executive officers on January 17, 2018. Reported amounts are determined according to accounting principles generally accepted in the United States.

(4)
Messrs. Benoit and Doffek's values reflect the pro-rata impact of the adjustments that were made to their base salaries and award opportunity levels upon their promotions to President & CEO and CFO, Treasurer and Controller, respectively as of March 6, 2018.

As described previously in the Compensation Discussion and Analysis on page 35, the Committee allocates a threshold, target, and maximum award for each participant annually in December of the year proceeding the award measurement period. Specific targets disclosed on page 39 herein, covering a range of shareholder, customer, and employee driven strategic goals, are established before the year begins. At the conclusion of the fiscal year, the Committee reviews a management report, comparing the actual performance against the pre-established goals to determine the level of earned award. The award is paid in accordance with the elections made by the participant between restricted stock, performance shares, performance cash units and incentive cash deferrals for the 2017 DCP, made prior to the fiscal year being measured and the future date payment option elected by the participant in accordance with the 2014 PSP and Code Section 409A.

Outstanding Equity Awards at Fiscal Year-End 2018

						Stock Awards
	Option Awards					Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
NEO	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised or Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
David C. Benoit	—	—	—	—	—	3,309	221,273	5,551	371,195
Robert J. Doffek	—	—	—	—	—	512	34,237	323	21,599
K.A. Johnson	—	—	—	—	—	1,023	68,408	2,222	148,585
C.J. Patla	—	—	—	—	—	1,023	68,408	1,411	94,354
M.P. Westbrook	—	—	—	—	—	1,023	68,408	377	25,210
The December 31, 2018 closing price of the Company's Common Stock was $66.87.

(1)	Reporting 100% of the cash-settled restricted awards granted in March 2018 to Mr. Benoit and to the other NEOs in December, 2017. These awards have a three year cliff vesting.

(2)	Reporting 100% of long-term incentive award shares including all unvested portions of the 2015, 2016, and 2017 awards.

Material Features of Equity-Based Awards
The Company’s 2014 PSP provides for an aggregate of up to 450,000 shares of Common Stock of the Company to be issued as awards of incentive or non-qualified stock options, shares of restricted stock or awards of performance share units, performance cash units or other stock-based awards (each, an “Award”). Options must be issued at an option price no less than the fair market value of the Company’s Common Stock on the date of the grant. Under the 2014 PSP, a maximum of 33.33% of the shares subject to option awards vest in equal annual installments, beginning on the first anniversary of the date of the grant of the award and ratably over the following three anniversaries of such date. The Company has not awarded any stock options under the 2004 or 2014 PSPs since December 2003.
Restricted stock awards are conditioned upon time and or the attainment of performance goals established by the Committee for the performance period to which the award relates and the award recipient’s continued employment with the Company through the end of the performance period. During the performance period, the participant has all of the rights of a shareholder of the Company, including the right to vote and receive dividends. Participants may elect to have these awards made in the form of performance shares.
Restricted Stock Unit awards are conditioned upon the award recipient's continued employment with he Company through the end of the applicable vesting period. Restricted Stock Units may be settled in Stock, Cash or both as granted by the Board and as evidenced in the Award Agreement.
The Committee may grant stock appreciation rights ("SARs") under the 2014 PSP either alone or in tandem with stock options. The grant price of an SAR cannot be less than the fair market value of the Company's Common Stock as of the date of grant and no SAR granted under the 2014 PSP may be exercised more than ten (10) years after the date it is granted.
The Committee may also grant awards of performance share or performance cash units pursuant to the 2014 PSP. At the completion of a performance award period, the Committee will determine the award to be made to each participant by multiplying the number of performance units granted to each participant by a performance factor representing the degree of attainment of the performance goals. Performance share units will be paid in the form of Common Stock upon the participant’s retirement or termination and cash units are paid in cash. Awards through the annual plan become 100% vested after results are evaluated at the conclusion of the measurement period. Awards will vest 33.33% per year ratably over three years, as long as the participant is employed by the Company.

2018 Options Exercised and Stock Vested

	Option Awards		Stock Awards
NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
David C. Benoit	—	—	639	33,349
Robert J. Doffek	—	—	315	16,440
Kristen A. Johnson	—	—	890	46,449
Craig J. Patla	—	—	1,629	85,018
Maureen P. Westbrook	—	—	678	35,385
(1) Includes 33.33% of the 2015, 2016, and 2017 long-term PSP awards. The figures also include 100% of the 2017 Annual PSP awards, see page 43.
(2) The value is calculated using the closing price of March 13, 2018 (the date as defined by provisions in the 2014 PSP) for each NEO’s awards at $52.19 per share.
CHANGE-IN-CONTROL AND TERMINATION AGREEMENTS
On November 21, 2008, the Company and the Connecticut Water Company ("CWC") entered into Amended and Restated Employment Agreements with certain executives, including Mr. Benoit and Mesdames Johnson and Westbrook. On April 1, 2014, the Company entered into an Employment Agreement with Mr. Patla. In March 2014, the Committee and Board acted to remove the "stay-on bonus" feature from all Employment Agreements recognizing that they are no longer a favored market practice. The intent of the agreements is to ensure continuity in the management of the Company in the event of a change-in-control of the Company. The agreements do not become effective until a change-in-control occurs (the “Effective Date”). A change-in-control is deemed to occur when (i) any person, other than the Company, CWC or any employee benefit plan sponsored by the Company or CWC, becomes the beneficial owner, directly or indirectly, of 20% or more of the Common

Stock of the Company or CWC; (ii) the shareholders of the Company or CWC approve (A) any consolidation or merger of the Company or CWC in which the Company or CWC is not the continuing or surviving corporation (other than a consolidation or merger of the Company or CWC in which holders of the Common Stock of the Company or CWC have the same proportionate ownership of Common Stock of the surviving corporation) or pursuant to which the Common Stock of the Company or CWC would be converted into cash, securities, or other property; or (B) any sale, lease, exchange, or other transfer of all or substantially all the assets of the Company or CWC; (iii) there is a change in the majority of the Board of the Company or CWC during a 24-month period, or (iv) the Board adopts a resolution to the effect that a change-in-control has occurred.
As of the Effective Date, CWC agrees to employ the executives for a continuously renewing three-year period commencing on the Effective Date. Compensation under the agreements for Messrs Benoit and Patla and Mesdames Johnson and Westbrook is paid by CWC and consists of (i) base salary, (ii) annual bonus, (iii) participation in incentive, savings and retirement plans, and welfare plans applicable to executive employees, (iv) fringe benefits, and (v) an office and support staff. In the event that any payment or benefit received or to be received by Mr.Benoit and Ms. Westbrook under the agreement would be an “excess parachute payment,” as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then a “gross–up” payment will be made to the named executive in the event that the benefits payable to the named executive under the agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment.
As noted previously, In January 2013, the Board approved the 1st Amendment to Ms. Johnson's Amended and Restated Employment Agreement and on April 1, 2014, entered into an Employment Agreement with Mr. Patla providing for a “Best of Net Cutback” provision to address the calculation of their benefits in the event of a potential termination in association with a change-in-control. The “Best of Net Cutback” instructs that the executive will receive their full change-in-control related payments and be personally responsible for all taxes, except that the payments will be reduced to an amount such that it would not constitute an "excess parachute payment," as defined in IRC Section 280G, if it would be more favorable to the executive on an after-tax basis.
If the executive’s employment is terminated for cause or by reason of the executive’s death or attainment of age 65 or voluntarily by the executive other than for good reason, the obligations of CWC under the agreements cease and the executive forfeits all rights to receive any compensation or other benefits under the agreement except compensation or benefits accrued or earned and vested by the executive as of the date of termination, including base salary through the date of termination and benefits payable under the terms of any qualified or non-qualified retirement or deferred compensation plans maintained by the Company; provided, that if the executive’s employment is terminated by reason of the executive’s death, in addition to the preceding and any other death benefits which may become payable, base salary continues to be paid at the then current rate for a period of six months to the executive’s beneficiary or estate.
If the executive’s employment is terminated for any reason other than cause, death, or attainment of age 65, or if the executive’s employment is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the obligations of CWC are payment or provision of: (i) a lump-sum payment in consideration of the executive’s covenants regarding confidential information and non-competition (the “Covenants”), in an amount determined by an independent expert to be the reasonable value of such Covenants as of the termination date (the “Covenant Value”), but in no event greater than the aggregate value of the benefits provided in subparagraphs (ii) — (ix) below (the “Termination Benefits”); such Termination Benefits are to be offset by the Covenant Value, provided, however, that the executive may elect to receive any Termination Benefit that would be so offset, but in such event the Covenant Value will be reduced by the value of such Termination Benefit; (ii) an amount equal to three times the base salary of the executive plus three times the target bonus for the executive under the Officers Incentive Program for the year in which termination occurs, reduced by any amount payable under any applicable severance plan, payable over the three years following termination; (iii) the value of the aggregate amounts that would have been contributed on behalf of the executive under any qualified defined contribution retirement plan(s) then in effect, plus estimated earnings thereon had the executive continued to participate in such plan(s) for an additional three years; (iv) an amount equal to the difference between benefits which would have been payable to the executive under any deferred compensation agreement had the executive continued in the employ of CWC for an additional three years and the benefits actually payable; (v) additional retirement benefits equal to the present value of the difference between the annual pension benefits that would have been payable to the executive under CWC’s qualified defined benefit retirement plan and under any non-qualified supplemental executive retirement plan covering the executive had the executive continued to participate in such plan(s) for an additional three years and the benefits actually payable; (vi) if the executive’s employment is terminated by reason of disability, disability benefits at least equal to the most favorable of those provided by CWC or the Company; (vii) a lump sum payment equal to all life, health, disability and similar welfare benefit plans and programs of CWC for a period of three years, plus three additional years of credit for purposes of determining eligibility to participate in any such plan for retirees; (viii) three additional years of all other perquisites as the executive was receiving at the date of termination; and (ix) outplacement services for one year.

The Compensation Committee, with the assistance of the Independent Compensation Consultant and legal counsel, recommended approval of and the Board did approve the Connecticut Water Change in Control Severance Plan (“CIC Plan”) in December 2017.  The CIC Plan provides Mr. Doffek , the Division President of Maine Water and certain essential Key Seat individuals with severance benefits upon a double trigger benefit upon the occurrence of a change in control of the Company followed by a subsequent qualifying termination of employment during a specified protected period following the change in control.  The CIC Plan provides for three Tiers of severance benefits offering cash payments of a specific multiple of (i) base salary plus (ii) target bonus in the year of termination; a pro rata bonus at target for the year in which termination of employment occurs; outplacement services for one year, not to exceed $25,000 per participant; and continuation of health insurance benefits for a specific period of time, upon a qualifying termination of employment occurring within the protection period. Participants designated as Tier I, Tier 2 or Tier 3 are eligible for a severance multiple of 2.5 times; 2 times; or 1.5 times, respectively, after applying a “280G Best of Net Cutback” and confidentiality requirements.

Post-Termination Payments and Benefits
The Company estimates the payments to each of the NEOs that would be made under various triggering events are described in the tables on the following pages, which were prepared as though each of our NEO’s employment was terminated on December 31, 2018, using a share price of $66.87 for our Common Stock.

2018 Change-in-Control Summary

David C. Benoit

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)	—	—	—	—	1,981,650
Retirement Benefits	—	—	—	—
Pension Plan(2)	1,107,151	685,921	1,088,480	1,107,151	1,107,151
SERP(3)	1,342,008	1,182,233	1,997,531		3,045,651
Deferred Compensation(4)	—	—	—	—	145,191
Defined Contribution Plan(5)	—	—	—	—	70,455
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	813,626	813,626	813,626		813,626
Other Benefits
Health & Welfare(7)	—	—	—	—	62,371
Outplacement & Legal(8)	—	—	—	—	25,000
280G Tax Gross-Up(9)(11)	—	—	—	—	—
TOTAL	3,262,785	2,681,780	3,899,637	1,107,151	7,251,095

Robert J. Doffek

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)	—	—	—	—	560,828
Retirement Benefits
Pension Plan(2)	—	—	—	—	—
SERP(3)	—	—	—	—	—
Deferred Compensation(4)	—	—	—	—	—
Defined Contribution Plan(5)	—	—	—	—	—
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	—	134,131	134,131	—	134,131
Other Benefits
Health & Welfare(7)	—	—	—	—	22,788
Outplacement & Legal(8)	—	—	—	—	25,000
TOTAL	—	134,131	134,131	—	742,748
280G Tax Severance Reduction(10)(11)(12)					—
-or Excise Tax Payment					—

Kristen A. Johnson

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)	—	—	—	—	1,030,850
Retirement Benefits
Pension Plan(2)	—	122,584	280,110	339,614	339,614
SERP(3)	—	—	1,348,520	—	1,885,333
Deferred Compensation(4)	—	—	—	—	27,285
Defined Contribution Plan(5)	—	—	—	—	66,635
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	282,983	282,983	282,983	—	282,983
Other Benefits
Health & Welfare(7)	—	—	—	—	47,121
Outplacement & Legal(8)	—	—	—	—	25,000
TOTAL	282,983	405,567	1,911,613	339,614	3,704,822
280G Tax Severance Reduction(10)(11)(12)					977,420
-or Excise Tax Payment					322,334

Craig J. Patla

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)	—	—	—	—	880,368
Retirement Benefits
Pension Plan(2)	—	459,931	938,920	619,422	722,406
SERP(3)	—	—	—	—	—
Deferred Compensation(4)	—	—	—	—	—
Defined Contribution Plan(5)	—	—	—	—	55,390
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	248,840	248,840	248,840	—	231,957
Other Benefits
Health & Welfare(7)	—	—	—	—	64,261
Outplacement & Legal(8)	—	—	—	—	25,000
TOTAL	248,840	708,771	1,187,760	619,422	1,996,265
280G Tax Severance Reduction(10)(11)(12)					—
-or Excise Tax Payment					—

Maureen P. Westbrook

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)	—	—	—	—	1,060,426
Retirement Benefits
Pension Plan(2)	1,270,360	725,923	1,634,337	1,270,360	1,270,360
SERP(3)	415,259	534,227	1,111,549	—	1,235,927
Deferred Compensation(4)	—	—	—	—	35,353
Defined Contribution Plan(5)	—	—	—	—	67,384
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	193,820	193,820	193,820	—	193,820
Other Benefits
Health & Welfare(7)	—	—	—	—	14,946
Outplacement & Legal(8)	—	—	—	—	25,000
280G Tax Gross-Up(9)(11)					—
TOTAL	1,879,439	1,453,970	2,939,706	1,270,360	3,903,217

(1)
If the named executive’s employment is terminated for any reason other than cause, death, or the attainment of age 65, or if the executive is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the Company, in return for the executive’s covenants regarding confidential information and non-competition (the “Covenants”), will pay an amount equal to three times the base salary of the named executive plus three times the target bonus for the named executive under the short-term incentive award program.

(2)
The amounts reported for retirement benefits equal the present value (using an assumed discount rate of 4.25%) of the accumulated benefit at December 31, 2018, for each of the named executives. The additional retirement benefits would be equal to the present value (using an assumed discount rate of 4.25%) of the difference between the annual pension benefits that would have been payable under the CWC employee's Retirement Plan (the "Retirement Plan") had the executive continued to participate in the plan for an additional three years and the vested benefits at the time of termination.

(3)
Under a change-in-control, the NEOs would receive additional retirement benefits for the three years covered under the employment agreement. The additional retirement benefits would be equal to the present value (using an assumed discount rate of 4.25%) of the difference between the annual pension benefits that would have been payable under the CWC Employees’ Retirement Plan (the “Retirement Plan”) and under the non-qualified Supplemental Executive Retirement Program had the executive continued to participate in the plans for an additional three years and the vested benefits at the time of termination. The Amended and Restated SERP Agreements provide for an unreduced benefit upon termination not for cause and death. The benefit associated with termination due to disability will be unreduced unless the participate is under age 55.

(4)
The amounts reported are equal to the difference between the benefits which would have been payable to the named executive under any deferred compensation agreement had the named executive continued in the employ of the Company for an additional three years and the benefits actually payable.

(5)
The amounts reported are aggregate amounts that would have been contributed on behalf of the named executive under the CWC Employee Savings Plan (401(k)) for an additional three years, plus estimated earnings had the named executive continued to participate.

(6)
Named executive will become fully vested in equity compensation awards previously granted, such as stock options, restricted stock, and performance shares. Unvested shares would be forfeited under termination for cause.

(7)
Amounts reported represent a lump sum payment equal in value of the benefits provided to the NEOs under the life, health, disability, and welfare benefit programs of the Company for a period of three years, plus three years of additional credit for purposes of determining eligibility to participate in any such plan for retirees.

(8)	Represents estimate of value of outplacement services for one year.

(9)
In the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment,” as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC

Section 4999, then a “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. The gross-up payment would compensate the executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. However, the value of a non-competition covenant with an executive would not be considered a part of a parachute payment. The Company hired an Independent Actuary in 2019 to determine the value of the non–competition covenants for the NEOs. Based on the Company’s most recent calculations, the Company believes that no such excise tax would have been payable upon employment termination for Mr. Benoit nor Ms. Westbrook in connection with, or upon, a change-of-control having an effective date as of December 31, 2018. For purposes of these calculations, the Company assumed that the portion of the required payments to each of Mr. Benoit and Ms. Westbrook represents reasonable compensation for the non-competition covenants set forth in each of their agreements.

(10)
Ms. Johnson's and Mr. Patla's employment agreements do not contain a 280G gross up provision, instead they provide for a "Best of Net Cutback" further explained in footnote 12. The value of the non-competition covenant for these executives would not be considered a part of a parachute payment. The Company hired an Independent Actuary in 2019 to determine the value of the non–competition covenants for the NEOs. Based on the Company’s most recent calculations, the Company believes that Mr. Patla would not have any such excise tax however, Ms. Johnson would be responsible paying an Excise Tax payment of $322,334 upon termination of employment in connection with, or upon, a change-of-control having an effective date as of December 31, 2018. For purposes of these calculations, the Company assumed that the portion of the required payments to each of Ms. Johnson and Mr. Patla represents reasonable compensation for the non-competition covenants set forth in each of their agreements.

(11)
If the Company did not have non-competition covenants in place with the executives named in the above table, the estimated supplemental 280G tax gross-up payments to Mr. Benoit and Ms. Westbrook would have been $2,085,269 and $984,120, respectively. In addition, the corporate deductibility for the change-in-control payments listed above for Messrs. Benoit and Patla and Mesdames Westbrook and Johnson would have been limited to $1,453,022; $804,843; $978,358 and $951,378, respectively. Mr. Doffek participates in the Connecticut Water Change in Control Severance Plan, further described on page 53. and as such is not subject to a non-compete provision.

(12)
In January 2013, the Board approved an amendment to Ms. Johnson's Amended and Restated Employment Agreement providing a "Best of Net Cutback" provision and in 2014 provided a similar Employment Agreement to Mr. Patla. This provision allows for the NEO to receive full change-in-control related payments and be responsible for all taxes, except that the payments will be reduced to an amount such that it would not constitute an "excess parachute payment," as defined in IRC Section 280G, if it would be more favorable to the executive on an after-tax basis.

The following Pension Benefit Table shows the present value of accumulated benefits payable to each of our NEOs under their retirement plans.

Pension Benefits Table for 2018

NEO	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year($)
David C. Benoit	Connecticut Water Company Employees Retirement Plan	23.00	1,264,774	—
	Supplemental Executive Retirement Program	22.67	2,480,497	—
Robert J. Doffek	Connecticut Water Company Employees Retirement Plan	N/A	—	—
	Supplemental Executive Retirement Program	N/A	—	—
K.A. Johnson	Connecticut Water Company Employees Retirement Plan	12.00	398,013	—
	Supplemental Executive Retirement Program	11.58	513,921	—
C.J. Patla	Connecticut Water Company Employees Retirement Plan	29.00	787,113	—
	Supplemental Executive Retirement Program	N/A	N/A	—
M. P. Westbrook	Connecticut Water Company Employees Retirement Plan	30.50	1,535,510	—
	Supplemental Executive Retirement Program	30.25	981,557	—

(1)
In determining the present value of the accumulated benefits for the CWC Employees Retirement Plan, we used a discount rate of 4.25% for December 31, 2018. For the Supplemental Executive Retirement Program, we used a discount rate of 4.15% for December 31, 2018. For the CWC Employees Retirement Plan, we have assumed the form of payment would be 50% lump sum and 50% annuity with a 4.25% lump sum discount rate. For the Supplemental Executive Retirement Plan, we have assumed the form of payment would be 100% annuity. For other assumptions used in estimating these amounts, see Note 12 “Long-Term Compensation Arrangements” in the Company’s 2018 Form 10-K.

Retirement Plans
All employees and Officers of CWC hired prior to January 1, 2009, MWC (formerly Aqua Maine, Inc., including Consumers Maine Water Company or related entities) employees and Officers hired prior to April 1, 2003 and the Biddeford and Saco Water Company ("BSWC") hired and eligible to participate before the March 1, 2012 “Biddeford Plan Freeze Date” are entitled to participate in the CWC Employees Retirement Plan as amended and restated on January 1, 2015, a noncontributory qualified defined benefit plan. Retirement benefits for eligible employees and Officers of CWC are based on years of credited service and average earnings, which is defined to mean the highest average annual regular basis compensation received by an individual for the Company during any 60 consecutive months for CWC employees. Retirement benefits under the Retirement Plan are not reduced by employees’ Social Security benefits. Retirement benefits for eligible MWC employees and Officers previously employed by Aqua Maine, Inc., or related entities are based on the formula carried over from the Aqua America Plan and is based upon years of credited service and compensation averaged over the highest five (5) consecutive years, and are not reduced by employee's Social Security benefits. The former participants in the Plan maintained by BSWC are participants in the CWC Employees' Retirement Plan, but they do not accrue any benefits under the Plan since accruals were frozen under the BSWC Plan effective March 1, 2012. Contributions, which are actuarially determined, are made to the Retirement Plan by CWC and MWC for the benefit of all employees and vested retirees covered by the Retirement Plan. Employees of The Heritage Village Water Company and the Avon Water Company are not eligible to participate in the CWC Employees Retirement Plan.

The IRC of 1986, as amended, imposes limits upon the amount of compensation that may be used in calculating retirement benefits and the maximum annual benefit that can be paid to a participant from a tax-qualified benefit plan. These limits affect the benefit calculation for certain individuals and effectively reduce their benefits under the Retirement Plan. In order to supplement Retirement Plan benefits, CWC maintains a Supplemental Executive Retirement Program (“SERP”), for certain executives. On November 15, 2017 the Board approved amended and restated SERP Agreements (“Amended and Restated SERP”) to Mr. Benoit, Ms. Johnson, Ms. Westbrook and an additional executive officer. If the executive meets the age and any applicable service requirements under such an agreement, the annual retirement benefit payable will be equal to 60% of average earnings, as defined under the CWC Employees Retirement Plan but without the IRC compensation limit, offset by his or her benefit payable under the Retirement Plan. Participants are part of the Retirement Plan, a defined benefit plan covering all CWC employees hired before January 1, 2009. If the participating executive retires after attaining age 62, average earnings also include the value of cash units, restricted stock, and performance share units awarded under the Company’s 1994 (as amended and restated in 2002), 2004 or 2014 PSPs. The Amended and Restated SERP agreements now provide that if the Executive undergoes a “separation from service” with CWC either without cause (as defined in each Executive’s employment agreement) or due to Executive’s death or disability at any time before the attainment of age 62, the Executive’s supplemental retirement benefit under the SERP will generally be treated as if the “separation from service” occurred after the Executive attained age 62 in two respects: (1) the Executive’s supplemental retirement benefit will not be reduced by an early retirement factor and (2) the components of compensation used to calculate average earnings for purposes of the supplemental retirement benefit will be consistent with the components used following a “separation from service” after attaining age 62.

In the case of each of Mr. Benoit and Ms. Johnson, the annual benefit amounts are also reduced by benefits payable under the retirement plan of a prior employer. All supplemental executive retirement agreements provide an early retirement benefit if the NEOs retires from service to the Company at any age between 55 and 65, outside of a “separation from Service” without cause.
NEOs also participate in the amended Savings Plan (401(k)) of CWC, as amended and restated as of January 1, 2019, and other benefit plans generally available to all levels of salaried employees. Also, NEOs may elect to defer compensation under a non-qualified salary deferral plan, described below:
Non-qualified Deferred Compensation Table for 2018

NEO	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
David. C. Benoit	43,121	—	86,640	—	1,281,178
Robert J. Doffek	17,036	—	(308)	—	33,135
Kristen A. Johnson	46,689	—	14,234	—	317,729
Craig J. Patla(2)	—	—	—	—	—
Maureen P. Westbrook	127,370	—	16,164	—	507,961

(1)
Above market interest credited for Messrs. Benoit and Doffek and Mesdames Johnson, and Westbrook of $41,497, $236, $7,797, and $10,104 respectively are reported in the 2018 Summary Compensation Table in the amounts shown in the “Change in Pension Values and Non-Qualified Deferred Compensation Earnings” column.

(2)	Mr. Patla currently does not participate in the Company's Non-Qualified Deferred Compensation Plans.

(3)	The amounts here include investment gains and losses on deferrals to the 2017 DCP. Mr. Doffek's investment losses in the 2017 DCP are responsible for the negative value in this column.
NEOs may elect to defer compensation under the 2017 DCP as of January 1, 2017. Participants may elect to defer up to 50% of their base salary and up to 100% of annual and long-term incentive compensation earned. In addition to elective deferrals made by Plan Participants, the Plan permits, but does not require, the Company to make discretionary contributions. At this time the Company has not made any discretionary contributions to participant accounts.  Participants’ accounts increase or decrease based on the hypothetical investment of the account balances in one or more investment funds. Participants elect the investment funds in which their accounts are hypothetically invested. Participants may elect to receive payment of their vested account balances in a single cash payment or in annual installments for a period of up to ten (10) years.
Payments will be made on the first to occur of the following: on the fixed date or dates (if any) specified in the Participant’s deferral election; upon a Participant’s separation from service; or upon the Participant’s death. If the payment event is the Participant’s separation from service or death, payment shall be made within 90 days of such payment event.
Compensation that is deferred under the Plan will represent general unsecured obligations of the Company to pay such amounts in accordance with the terms of the Plan. The Company may at any time, in its sole discretion, terminate the Plan or amend or modify the Plan, in whole or in part, provided that Participants' vested account balances are not reduced.
The NEOs also have individual non-qualified deferred compensation agreements, amended as of December 2016, to freeze the participant accounts to new deferrals. The NEOs' deferred compensation balances, if any, are credited with interest on a semi-annual basis at an Interest Equivalent equal to fifty percent (50%) of the product of (i) the AAA Corporate Bond Yield Averages published by Moody’s Bond Survey for the Friday ending on or immediately preceding the applicable January 1 and July 1 plus 4 percentage points (the “Interest Factor”), multiplied by (ii) the balance of the Employee’s Deferred Compensation Account, including the amount of Interest Equivalent previously credited to such employee’s account, as of the preceding day (i.e., December 31 or June 30). Compensation deferred under the Deferred Compensation Agreement, plus all accrued interest, shall be paid to each participant (or to the executive officer’s designated beneficiary) upon termination of employment by the Company. The payment is in the form of an annual annuity if the participant terminates on or after the age of 55. The payment is a lump sum if the NEO terminates prior to age 55. If the participant is terminated for “cause” as defined in the Deferred Compensation Agreement, the participant shall be entitled only to a return of amounts deferred without payment of accrued interest.

Pay Ratio Disclosure
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring an annual disclosure of the ratio of the median employee's annual total compensation to the total annual compensation of the President and Chief Executive Officer (CEO). The Company’s President and CEO is Mr. David C. Benoit.
Connecticut Water Service, Inc. was incorporated in 1974, with The Connecticut Water Company (“Connecticut Water”) as its largest subsidiary which was organized in 1956. Connecticut Water Service, Inc. is a non-operating holding company, whose income is derived from the earnings of its six wholly-owned subsidiary companies as of December 31, 2018. In 2018, approximately 85% of the Company’s net income, which includes the impact of merger costs, was attributable to water operations carried out within its four regulated water companies, Connecticut Water, The Heritage Village Water Company (“HVWC”), The Avon Water Company (“Avon Water”) and The Maine Water Company (“Maine Water”), together the “Regulated Companies”. As of December 31, 2018 , the Regulated Companies supplied water to 139,574 customers, representing a population of approximately 450,000, in 80 municipalities throughout Connecticut and Maine and approximately 3,000 wastewater customers in Southbury, CT. The Regulated Companies are subject to state regulation regarding financial issues, rates, and operating issues, and to various other state and federal regulatory agencies concerning water quality and environmental standards.
In addition to its Regulated Companies, the Company owns two active unregulated companies. In 2018 , these unregulated companies, together with real estate transactions and Maine Water’s unregulated operations, contributed the remaining 15% of the Company’s net income through real estate transactions as well as services and rentals. The two active unregulated companies are Chester Realty, Inc., a real estate company in Connecticut; and New England Water Utility Services, Inc. (“NEWUS”), which provides contract water and sewer operations and other water related services.
Our mission centers on passionate employees delivering life sustaining, high quality water service to families and communities while providing a fair return to our shareholders.
In determining the median employee, a listing was prepared of all employees as of the twelve (12) month period ending December 31, 2018. The annual total compensation is the Consistently Applied Compensation Measure used to select the median employee. Wages and salaries were annualized for those employees that were not employed for the full year of 2018. We applied a simple ranking method of the annual total compensation of all employees (with the exception of the President and CEO) from lowest to highest. Pay elements comprising the annual total compensation for each employee are:
•Salary received in fiscal year 2018
•Overtime pay received in fiscal year 2018
•Incentive payment received in fiscal year 2018
•Company-paid Savings Plan 401(k) safe harbor, non-elective contributions in fiscal year 2018
•Actuarial change in Pension and SERP values from December 31, 2017 to December 31, 2018
•Fair value of Stock and Deferred Stock Awards earned in 2017 paid in 2018
•Company-paid Supplemental Life and Supplemental Long Term Disability (LTD) premiums during fiscal year 2018
The annual total compensation of our President and CEO, $1,574,880 is reported in the “Total” column of the 2018 Summary Compensation Table included in this Proxy Statement and incorporated by reference in our annual Report.
The 2018 compensation disclosure ratio of the median annual total compensation of all Company employees to the annual total compensation of the Company’s President and CEO is as follows:
Median Employee total annual compensation of all employees, excluding Mr. Benoit: $93,203
President and CEO total annual compensation: $1,574,880
Ratio of the median annual total compensation of all employees to the annual total compensation of the President and CEO: 16.9 to 1.0

CACM Median	$93,203
Median annual total compensation of all employees (excluding Mr. Benoit)	$93,203
Ratio of the median annual total compensation of all employees to the annual total compensation of Mr. Benoit	16.9
The resulting ratio of our CEO's pay to the pay of our Median Employee for fiscal year 2018 is	16.9 to 1.0

PROPOSAL (2) – THE NON-BINDING ADVISORY RESOLUTION REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires that we request our shareholders provide an advisory vote to approve the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules. In May 2017, the Board recommended, and our shareholders voted to approve, a non-binding advisory resolution establishing that the advisory vote on compensation of our NEOs would be conducted on an annual basis.
Material Changes to Executive Compensation
Our shareholders showed strong support (94.14%) for our compensation practices in 2018. Since that time, the Committee and the Board have made the following modifications to executive compensation plans and programs for fiscal years 2018 and 2019:
The Committee engaged the Independent Compensation Consultant for strategic compensation assessments in 2017 and 2018 that led to the following actions taken:

•
On March 6, 2018, the Board of Directors promoted Mr. Benoit to President and CEO of the Company and made certain compensation adjustments upon review of competitive data from the Independent Compensation Consultant:

◦	Set Mr. Benoit’s annual salary at $430,000;

◦	Affirmed his target annual incentive at 50% of the greater of annual salary or grade range mid-point;

◦	Set his long-term incentive target to 75% of the greater of annual salary or grade range mid-point; and

◦	Granted an award of RSUs with a grant date fair value of $162,500 and a three year cliff vesting requirement.

•
Also on March 6, 2018, The Board of Directors acted to promote Mr. Doffek to CFO, Treasurer and Controller of the Company and made compensation adjustments upon review of the Independent Consultant's competitive data:

◦	Set Mr. Doffek's annual salary at $225,000

◦	Set his annual incentive target at 35% of the greater of annual salary or grade range mid-point;

◦	Affirmed his long-term incentive target at 30% of the greater of annual salary or grade range mid-point;

•
Applied negative discretion to the NEOs’ 2017 Long Term Incentive results, resulting in award payments at 110% of target versus 150%, an average forfeiture of $34,200 for the President & CEO, and the Vice Presidents;

•
Authorized a special Integration Cash Award in recognition of the efforts of employees at all levels within the organization to effectively integrate Heritage Village Water and Avon Water and attain “World Class” levels of customer satisfaction in 2017. Awards of $5,000 were made to the active NEOs, thirty special mention awards of $1,500 or $1,000 were made to non-officer employees and an award of $300 was made to all remaining employees;

•	Refined metrics in our 2018 and 2019 annual incentive to:

◦	Focus on our commitment to the Environment by reducing lost water in our systems and maintaining excellent water quality;

◦	Set management’s focus on successfully delivering key business line or operations projects; and

◦	Set threshold levels of performance in Customer and Employee Satisfaction significantly over “World Class Levels” as defined by our survey partner, GreatBlue Research, Inc.

•	Approved revised metrics and granted equity participation in the 2014 PSP for participants of the Senior Leader and Manager Incentive Program ("SLMIP") for fiscal years 2018 and 2019; and

•
Reviewed the appropriateness and competitiveness of the Company’s long-term incentive plan metrics. The Committee concluded, based on the results and counsel of the Consultant to maintain the metrics used in the 2017 long-term incentive plan for 2018 and 2019.

We encourage long-term stock ownership by our executive Officers through our Ownership and Retention Guidelines and all NEOs' awards include graduated vesting on performance share and restricted stock awards through our 1994 (as amended and restated in 2002), 2004 and 2014 PSPs at 33.33% per year beginning on the first anniversary of the grant date and on Restricted Stock Units at 100% after the third anniversary of the grant.
Our annual incentive compensation plans are aligned between Company executives and other management employees of the Company eligible to participate in an incentive plan to ensure unified achievement of Company goals and objectives.
We establish total compensation packages such that, when our fundamental financial performance is at target levels, total compensation (base salary, annual short-term cash incentives, and long-term incentives) for each NEO is competitive with the size adjusted market value total compensation for executives in comparable positions at companies in our peer comparator groups, in 2018 and 2019, that was approximately the 25th percentile of the Regulated Utility Peer Group.

We place a strong emphasis on variable compensation, which is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial and other key performance metrics, with upside opportunity for exceeding the pre-determined goals.
Our allocation of cash to non-cash compensation is weighted toward cash-based compensation in order to (1) minimize the extent to which the interests of existing shareholders are diluted by equity used as compensation; and (2) align the majority of our variable compensation with our fundamental financial performance (on which management has a great deal of direct influence) and to the creation of TSR (on which management has relatively less direct influence) to establish balance and ownership behavior in our executives.
We believe that proper administration of our executive compensation program should result in the development of a management team that improves our fundamental financial performance and provides value to the long-term interests of the Company and its shareholders. Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” and additional information regarding “Executive Compensation” sections of this Proxy Statement on pages 24 to 64.
The Committee and the entire Board believes the Company’s executive compensation programs have been effective at incenting the achievement of strong financial performance and competitive relative returns to shareholders.
Definitive Merger Agreement with SJW
On March 15, 2018, CTWS and SJW announced that both companies' Boards of Directors unanimously approved a definitive agreement to combine through a merger of equals to create the 3rd largest investor-owned water and wastewater utility in the United States, based on pro forma enterprise value and combined rate base. The increased scale and more diverse geographic footprint of the new organization provides the opportunity for investments in service and reliability that can enhance value for shareholders as well as benefits for customers and communities.
On August 5, 2018, the Company entered into a Second Amended and Restated Agreement and Plan of Merger (the “Revised Merger Agreement”) with SJW and Hydro Sub, Inc., a Connecticut corporation and a direct wholly owned subsidiary of SJW (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of SJW (the “Merger”).
The Board of Directors approved, adopted and declared advisable the Revised Merger Agreement and the Merger and recommended that the Company’s shareholders approve the Revised Merger Agreement following a comprehensive review of the transaction. The Revised Merger Agreement was approved by the Company’s shareholders on November 16, 2018.
The Merger is subject to certain customary closing conditions, including, among other things, approval of the Revised Merger Agreement by the Company’s shareholders (which was received on November 16, 2018) and regulatory approvals (including the approval of the Connecticut Public Utilities Regulatory Authority (“PURA”) and the Maine Public Utilities Commission (“MPUC”)). The required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), was terminated early on April 27, 2018. The early termination will expire and the Company and SJW will need to re-file the necessary notifications under the HSR Act if the Merger is not consummated by April 27, 2019. On October 15, 2018, the Federal Communications Commission (“FCC”) consented to the joint application for transfer of control filed by the Company and SJW on October 4, 2018 and amended on October 12, 2018, and no further clearance from the FCC is required.
On May 4, 2018, Maine Water filed with MPUC an application for approval of the Merger. On May 7, 2018, the Company and SJW filed with PURA a joint application for approval of the Merger. Following the start on May 31, 2018 of a 45-day go-shop process permitted by the First Amended and Restated Merger Agreement, the Company and SJW withdrew their joint PURA application on June 19, 2018, and filed a new joint application on July 18, 2018 following the end of the go-shop process. On January 9, 2019, the Company and SJW withdrew their current application before PURA due to a draft decision that PURA released denying the application. Following this, the Companies and announced that they were continuing to evaluate their regulatory approach, including the possibility of submitting a new application to PURA in connection with the Merger. On January 23, 2019, Maine Water voluntarily requested to withdraw its application before MPUC, aligning the Maine regulatory process with the regulatory process in Connecticut. After a thorough review conducted by the management and boards of the Company and SJW, and with the support of their respective Connecticut regulatory counsel, the Company disclosed on February 21, 2019 that the companies decided to file new applications with PURA and MPUC which are intended to address PURA’s concerns. The Company and SJW expect that the new applications will be filed during the second quarter of 2019. PURA must make a ruling on the merger within 120 days after the filing of an application, unless the Company and SJW agree to an extension of the 120-day timeframe. MPUC must make a ruling on the merger within 60 days after the filing of an application, unless it determines that the necessary investigation cannot be concluded within 60 days, in which event it can extend the review period for up to an additional 120 days.
On July 20, 2018, the California Public Utilities Commission (“CPUC”) formally issued an Order Instituting Investigation (the “Order”) providing that CPUC will investigate whether the Merger is subject to CPUC approval and the Merger’s anticipated impacts within California. On March 4, 2019, the Administrative Law Judge in this proceeding issued an order formally suspending the CPUC's investigation proceeding pending the outcome of the review by PURA of the proposed merger with SJW.
Additional information on the Merger may be found at http://ir.ctwater.com and www.sjw-ctws.com.
2018 Company Financial Performance

•
Net Income was $16.7 million on revenues of $124.8 million, or $1.40 basic earnings per share, a decrease of $8.3 million, or $0.77 basic earnings per share as compared to 2017. The decrease in earnings was due to lower net income in our Water Operations segment due primarily to the costs associated with the proposed merger with SJW;

•
Non-GAAP Adjusted Net Income, which excludes merger and acquisition costs of $11.0 million, increased from 2017 by $2.2 million, primarily driven by increased revenues in base rates in Connecticut and Maine as well as increases in Water Infrastructure and Conversation Adjustment (WICA) and Water Infrastructure Charge (WISC) surcharges. The increased base rate revenues are associated with a settlement agreement between The Connecticut Water Company (Connecticut Water Company) and the Office of Consumer Counsel that was approved by the PURA and a rate increase in The Maine Water Company’s (Maine Water) Biddeford and Saco division that became effective in December 2017. These improved revenues were partially offset by increased operating expenses and depreciation. For a discussion of the Company’s use of Adjusted Net Income, which is a Non–GAAP Financial Measure, see pages 40 of the Company’s Form 10–K for the fiscal year ended Dec. 31, 2018;

•
Total revenue, from all business segments, grew to $124.8 million from $113.8 million, an increase of 9.7%. Total revenue includes all revenues generated by the Company's three business segments: Water Operations, Services and Rentals, and Real Estate;

•
The quarterly common stock dividend was increased in 2018 by 5.1%. The Company's dividend has increased by more than 25% since 2013. The Company has paid dividends for 63 consecutive years and has increased its dividend payment now for 49 consecutive years;

•
Our share price at year-end 2018 closed 16.5% higher than at the previous year end and 69.0% and 88.3% over the last three and five years’ end closing price, respectively. In every year since 2012, our closing share price at year-end has been higher than the previous year end;

•	The Company’s long-term performance is strong with three-year TSR at 94.0%, exceeding the S&P 500, S&P Utilities Index and S&P Mid-Cap Utilities Index.

•
According to Standard and Poor’s, our five-year cumulative total return to shareholders (assuming dividend reinvestment) was 213.0% for the five year period from 2014 to 2018, and has continued to outpace that of the S&P 500 Index, 150.3%, and the S&P Utilities Index, 166.6%, over the same period.

•
Connecticut Water Company, successfully negotiated a rate settlement agreement last year with the Office of Consumer Counsel and received approval of the settlement from PURA. The agreement achieved three important objectives:

◦	It allowed for the recovery, through increased rates, of the $36.3 million we invested in 2015-2017 to upgrade the Rockville Drinking Water Treatment Facility.

◦
It folded into our base rates the WICA surcharge that was approaching its 10 percent cap, and it reset the surcharge to zero. This enabled us to continue seeking recovery of our investments under the WICA program, which in Connecticut is used primarily for replacement of aging water infrastructure and water conservation-related projects. The settlement agreement cleared the way for a new WICA surcharge of 2.1% that took effect on January 1, 2019.

◦	It incorporated the impacts of the 2017 federal Tax Cuts and Jobs Act on Connecticut Water Company customers, so that no further adjustments are expected.

•
We invested more than $54.5 million in 2018 to improve our distribution system, treatment facilities and related infrastructure. Recovery of these types of infrastructure investments through regular rate adjustments is central to our earnings growth strategy.

•	In 2018, we successfully integrated the two large acquisitions in Connecticut that we completed the year before - Avon Water Company and Heritage Village Water Company.

•
Connecticut Water embraces its responsibility to operate sustainably and be a good corporate citizen. In 2018, we built on our achievements in these areas and will be documenting our latest accomplishments in an updated edition of our Corporate Sustainability Report, which we will publish and make available on our website later in 2019. Our most recent Corporate Sustainability Report was well received and was recognized by a gold-level Mercury Award from the Greater Connecticut Chapter of the Public Relations Society of America.

We are asking our shareholders to indicate their support for the reasonable and appropriate compensation arrangements with our NEOs as described in this Proxy Statement. This Proposal, commonly known as a “Say-on-Pay” Proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution to be presented at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure.”
This “Say-on-Pay” vote is advisory, and therefore is not binding on the Company, the Committee or our Board of Directors. Our Board of Directors and our Committee value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are appropriate to address those concerns.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
FOREGOING RESOLUTION, RELATING TO THE COMPENSATION OF OUR NEOs AS
DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE
RULES OF THE SEC — PROPOSAL (2)

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Independent Auditor is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. GAAP and for expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

In connection with the preparation and filing of the Company's audited consolidated financial statements for the fiscal year ended December 31, 2018 (the "audited financial statements"), the Audit Committee performed the following functions:

• The Audit Committee reviewed and discussed with senior management and Baker Tilly Virchow Krause, LLP ("Baker Tilly"), the Company's independent registered public accounting firm for the fiscal year ended December 31, 2018, the audited financial statements, management's report on the effectiveness of the Company's internal control over financial reporting and Baker Tilly's evaluation of the Company's internal control over financial reporting.

• The Audit Committee also discussed with Baker Tilly the matters required to be discussed by Auditing Standards No. 1301, "Communications with Audit Committees", as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Release No. 2012-004.

• The Audit Committee received the written disclosures and an independence letter from Baker Tilly confirming their independence with respect to the Company as required by applicable requirements of the PCAOB. The Audit Committee discussed with Baker Tilly its independence from the Company, including whether the provision of non-audit services provided by Baker Tilly to the Company is consistent with maintaining their independence.

Based upon the functions performed, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the U.S. Securities and Exchange Commission.

Ms. Lisa J. Thibdaue, Chairman
Mr. Richard H. Forde
Ms. Mary Ann Hanley
Ms. Ellen C. Wolf

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

PROPOSAL (3) – RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF BAKER TILLY VIRCHOW KRAUSE, LLP

The Audit Committee has appointed Baker Tilly Virchow Krause, LLP ("Baker Tilly") to serve as the Company's independent registered public accounting firm and to audit our financial statements for the fiscal year ending December 31, 2019. Although we are not required to seek shareholder approval of this appointment, it has been our practice for many years to do so. No determination has been made as to what action the Audit Committee and the Board would take if our shareholders fail to ratify the appointment.
Even if the appointment is ratified by shareholders, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of the Company.
Representatives of Baker Tilly will attend the Annual Meeting of Shareholders, will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services
During fiscal year 2018, the Company retained its independent registered public accountants, Baker Tilly to provide services in the following categories and amounts.

Audit Fees
The aggregate fees billed by Baker Tilly for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $818,038 for the fiscal year-ended December 31, 2018, and $600,290 for the fiscal year-ended December 31, 2017. The amount for 2018 includes $162,000 for services related to the proposed merger with SJW. These amounts also included the audits of the subsidiary financial statements of the Connecticut Water Company, Maine Water Company, Avon Water Company and Heritage Village Water Company for 2017 and 2018.

Audit Related Fees

	2017	2018
Audit Related Fees	$—	$—

All Other Fees

	2017	2018
All Other Fees	$—	$—
Tax Fees
In addition to the services and fees stated above, in 2017 and 2018 Baker Tilly billed the Company for the following:

	2017	2018
Tax Services Fee(1)	$36,252	$47,050
(1) During 2017 and 2018, Baker Tilly prepared the 2016 and 2017 tax returns.

In accordance with its Charter, the Audit Committee pre-approved all audit and non-audit fees for 2017 and 2018 as listed above.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL (3)

Other Matters
The Board knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in their discretion on such matters.
Householding of Annual Meeting Materials
Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports, and related notices. This means that only one copy of our Proxy Statement and/or our 2018 Annual Report may have been sent to multiple shareholders in your household. If you would like to obtain another copy of any of these documents, please contact our Corporate Secretary, Kristen A. Johnson at Connecticut Water Service, Inc., 93 West Main Street, Clinton, CT 06413, or by telephone at 1-800-428-3985, ext. 6231. If you want to receive separate copies of the Proxy Statement, and/or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy of any of these documents for all shareholders in your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.
REQUIREMENTS AND DEADLINES FOR PROXY PROPOSALS, NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS
For business to be properly brought before an annual meeting by a shareholder, the business must be an appropriate matter to be voted by the shareholders at an annual meeting and the shareholder must have given proper and timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the Main Offices of the Company, 93 West Main Street, Clinton, CT 06413, no later than the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, which date for purposes of the 2020 Annual Meeting of Shareholders is January 11, 2020. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.
In addition, shareholder proposals intended to be presented at the Annual Meeting of Shareholders in 2020 must be received by the Company no later than December 1, 2019, in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2020 Annual Meeting of Shareholders.
Kristen A. Johnson
Vice President, Human Resources
and Corporate Secretary
March 29, 2019
The Company is subject to the informational requirements of the Exchange Act and files an Annual Report on Form 10-K with the SEC. Additional copies of the 2018 Annual Report on Form 10-K filed by the Company, including the financial statements and schedules, but without exhibits, will be mailed to any shareholder upon written request without charge. The exhibits are obtainable from the Company upon payment of the reasonable cost of copying such exhibits. Shareholders can request this information by phone at 1-800-428-3985, ext. 6231, by email at kjohnson@ctwater.com, or by mail to Kristen A. Johnson, Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, CT 06413.

DIRECTIONS
Connecticut Water Service, Inc.
Annual Meeting of Shareholders
Held at the Madison Beach Hotel
94 W. Wharf Road, Madison, Connecticut
Meeting at 2:00 P.M. — Doors Open at 1:00 P.M.
IF YOU PLAN TO ATTEND THE MEETING, PLEASE CALL 1-800-428-3985, EXT. 6231, AND
LEAVE YOUR NAME, ADDRESS, AND TELEPHONE NUMBER. ALSO, IF YOU NEED SPECIAL ASSISTANCE AT THE MEETING, PLEASE ALSO STATE THAT REQUEST WHEN YOU CALL.
The Madison Beach Hotel's website is
http://www.madisonbeachhotel.com
From New York City, New Haven and West:
Interstate 95 North to Connecticut Exit 61 (CT-79). Right turn at exit ramp onto CT-79 / Durham Road. Travel approximately .9 miles, turn right onto Boston Post Road / Route 1. Go up about half a mile, turn left onto W. Wharf Road. The Madison Beach Hotel is at the end of the road on the right. The hotel offers free valet parking of all vehicles.
From Hartford, Springfield and North:
Interstate 91 South or I-84 West to Hartford. From Hartford, take I-91 South to Route 9. Then Route 9 South to Exit 13 (CT-17S) towards New Haven. Continue straight on CT-17 for 6.8 miles. Make slight left at traffic light onto CT-79, travel for approximately 8 miles. Enter roundabout and take second exit CT-79S. Travel 6.2 miles, make a right onto Boston Post Road / Route 1. Go up about half a mile, turn left onto W. Wharf Road. The Madison Beach Hotel is at the end of the road on the right. The hotel offers free valet parking of all vehicles.
From Boston, Providence and East
Interstate 95 South to Connecticut Exit 61. Left turn at the exit ramp onto CT-79 / Durham Road. Travel approximately 1 mile, turn right onto Boston Post Road / Route 1. Go up about half a mile, turn left onto W. Wharf Road. The Madison Beach Hotel is at the end of the road on the right. The hotel offers free valet parking of all vehicles.

**ConnecticutWater**

*C/O BROADRIDGE*
*P.O. BOX 1342*
*BRENTWOOD, NY 11717*

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
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E69827-P21178 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**CONNECTICUT WATER SERVICE, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Class I Director Nominees: | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________

**Nominees:**

01) Heather Hunt
02) David C. Benoit
03) Kristen A. Johnson

**The Board of Directors recommends you vote FOR the following proposals:**

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
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**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

E69828-P21178

**CONNECTICUT WATER SERVICE, INC.**
**Annual Meeting of Shareholders**
**May 9, 2019 at 2:00 PM**
**This proxy is solicited by the Board of Directors**

The undersigned shareholder of Connecticut Water Service, Inc. hereby appoints David C. Benoit and Kristen A. Johnson, or either of them, attorneys or proxies for the undersigned, with power of substitution, to act, and to vote, as designated herein, with the same force and effect as the undersigned, all shares of the Company's Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of Connecticut Water Service, Inc. to be held at the Madison Beach Hotel, 94 West Wharf Road, Madison, Connecticut 06443, May 9, 2019, 2:00 PM, and at any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**